      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 1996
                                                        REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          INVISION TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                        3844                  94-3123544
     (State or other        (Primary Standard Industrial   (I.R.S. Employer
     jurisdiction of        Classification Code Number)     Identification
    incorporation or                                             No.)
      organization)

                               3420 E. THIRD AVE.
                         FOSTER CITY, CALIFORNIA 94404
                                 (415) 578-1930
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                               CURTIS P. DISIBIO
                            CHIEF FINANCIAL OFFICER
                          INVISION TECHNOLOGIES, INC.
                               3420 E. THIRD AVE.
                             FOSTER CITY, CA 94404
                                 (415) 578-1930
           (Name, address and telephone number of agent for service)

                         ------------------------------

                                   Copies to:
                             Robert L. Jones, Esq.
                    Cooley Godward Castro Huddleson & Tatum
                         3000 El Camino Real, Suite 400
                          Palo Alto, California 94306

                         ------------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                         ------------------------------

    If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                  PROPOSED MAXIMUM
                                                                PROPOSED MAXIMUM     AGGREGATE
           TITLE OF EACH CLASS OF                AMOUNT TO       OFFERING PRICE       OFFERING         AMOUNT OF
        SECURITIES TO BE REGISTERED            BE REGISTERED     PER SHARE (1)       PRICE (1)      REGISTRATION FEE
Common Stock, $.001 par value...............   259,090 shares        $13.00          $3,368,170        $1,161.44

(1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq SmallCap Market on June 5, 1996.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          INVISION TECHNOLOGIES, INC.
                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(b) OF REGULATION S-K
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-1

ITEM NUMBER AND HEADING
IN FORM S-1 REGISTRATION STATEMENT                                               LOCATION IN PROSPECTUS
- ----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front and Outside Back Cover Pages of
                                                                   Prospectus
       3.  Summary Information; Risk Factors, and Ratio of
            Earnings to Fixed Charges...........................  Inside Front Cover Page; Prospectus Summary; Risk
                                                                   Factors
       4.  Use of Proceeds......................................  Use of Proceeds
       5.  Determination of Offering Price......................  Not applicable
       6.  Dilution.............................................  Not applicable
       7.  Selling Security Holders.............................  Principal Stockholders and Selling Security Holders
       8.  Plan of Distribution.................................  Outside Front Cover Page; Plan of Distribution
       9.  Description of Securities to be Registered...........  Description of Capital Stock
      10.  Interests of Named Experts and Counsel...............  Not applicable
      11.  Information with Respect to the Registrant...........  Outside Front and Inside Front Cover Pages;
                                                                   Prospectus Summary; Risk Factors; Dividend Policy;
                                                                   Selected Financial Data; Management's Discussion and
                                                                   Analysis of Financial Condition and Results of
                                                                   Operations; Business; Management; Certain
                                                                   Transactions; Principal Stockholders; Description of
                                                                   Capital Stock; Shares Eligible for Future Sale;
                                                                   Qualified Small Business Stock; Glossary of
                                                                   Technical Terms; Financial Statements
      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Not applicable

PROSPECTUS                       259,090 SHARES

                                     [LOGO]

                                  COMMON STOCK
                            ------------------------

    All of the shares of Common Stock offered hereby are issuable upon the exercise of warrants issued by InVision Technologies, Inc. (the "Company" or "InVision") in a private placement in 1995, and held by Anaconda Partners, L.P. ("Anaconda") and LEO Holdings, Inc. (collectively, the "Selling Security Holders"). Such warrants are exercisable for 227,272 shares at $8.80 per share and 31,818 shares at $11.00 per share. The foregoing Warrants are referred to herein as the "Warrants." All of the shares are being offered hereby by the Selling Security Holders. The Company's Common Stock is traded on The Nasdaq SmallCap Market under the symbol "INVN." The last reported sales price of the Company's Common Stock on the Nasdaq SmallCap Market on June 5, 1996 was $12.75 per share.
                            ------------------------

                 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" COMMENCING ON PAGE 6 HEREOF.

                             ---------------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION   OR  ANY   STATE  SECURITIES   COMMISSION  NOR   HAS
     THE  COMMISSION OR ANY STATE  SECURITIES COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY  REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

    No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are $81,161.44. The aggregate proceeds to the Selling Security Holders from the Common Stock will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution."

June 7, 1996

                  THE DATE OF THIS PROSPECTUS IS JUNE 7, 1996

                             AVAILABLE INFORMATION

    The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock of the Company is quoted on the Nasdaq SmallCap Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W. Washington, D.C. 20006.

    A registration statement on form S-1 with respect to the Common Stock offered hereby (the "Registration Statement") has been filed with the Commission under the Act. This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C., 20549, upon payment of the prescribed fees.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY AND SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. A GLOSSARY OF TECHNICAL TERMS IS INCLUDED AT PAGE 48 OF THIS PROSPECTUS.

                                  THE COMPANY

    InVision Technologies, Inc. was incorporated in September 1990 to develop, manufacture, market and support aviation security products based on advanced computed tomography ("CT" or "CAT Scan") technology. In December 1994, InVision's sole product, the CTX 5000, became the first explosive detection system ("EDS") to be certified by the Federal Aviation Administration ("FAA") for use in the inspection of checked luggage on commercial flights. In order to meet the throughput requirements of FAA certification, two CTX 5000 units were configured in parallel. Although the CTX 5000 has proven its detection capability through FAA certification, there currently is no requirement that U.S. airlines (or international airlines or airports) deploy FAA certified explosive detection systems or that U.S. airlines (or most international airlines or airports) deploy explosive detection systems at all. To date, InVision is aware of no other company that has applied for FAA certification.

    InVision was organized to develop CT-based technology, which had been widely adopted in the medical industry in the 1970's, for the detection of hidden explosives. The Company's CTX 5000 is the only CT-based technology currently available in the EDS industry. CT technology is based on a technique of rotating an x-ray source around the object being analyzed, rather than passing a single x-ray through the object, thereby allowing assessment of the object from many different angles. Using highly sophisticated algorithms, CT-based technology is able to both "see into" an object regardless of superimposition or neighboring objects, and also characterize density, mass, uniformity and morphology of the objects.

    Conventional x-ray scanners which were adopted during the 1970's to detect hidden weapons used by hijackers are generally not effective in detecting explosives. Perhaps the most dramatic example of the inability of conventional x-ray technology to detect explosives was the tragic bombing of Pan Am Flight 103 in December 1988. In response to this bombing and many others during the late 1980's, government agencies, airport operating companies and international airlines accelerated their efforts to develop, test and deploy EDS technology.

    The Company believes that the CTX 5000 system provides customers with the highest level of confidence currently available for the detection of concealed explosives based on the following: (1) the CTX 5000 is the only system certified by the FAA to detect all categories of explosives considered to be a threat to civil aviation; (2) following the quantitative measurement of the material's characteristics, the CTX 5000's computer software automatically interprets the CT-data, compares the characteristics of suspect objects to a database containing the characteristics of compounds used in explosive devices, and identifies objects with characteristics similar to explosive devices (threats); and (3) upon identification of a threat, the CTX 5000 automatically triggers an alarm, thus eliminating reliance on an operator to interpret each image of the contents of the luggage. The operator then is able to use the CTX 5000 to focus on the suspect object, obtain enhanced images of the threat, and accurately detect the presence of concealed explosives.

    Certain European airports have implemented a multi-level approach to explosive detection. In these multi-level systems a primary high-throughput "Level 1" system screens 100% of the baggage. Level 1 alarms are reviewed by an operator or screened by a secondary "Level 2" system. Baggage which cannot be cleared at Level 2 is reinspected by a tertiary "Level 3" system. The CTX 5000 is primarily sold as both a Level 2 and Level 3 system for its entry into the European marketplace. InVision will continue to sell the CTX 5000 as a Level 2 and Level 3 system while attempting to broaden the market's awareness of the CTX 5000 as a primary (Level 1 or stand-alone) high detection system.

    As of May 31, 1996 the Company has received a total of 22 orders from end users for its CTX 5000 systems. The Company has produced a total of 21 systems. Seventeen of these systems have been shipped to end users, two have been shipped to the FAA (one of which replaces the original prototype delivered to the FAA), one has been shipped to a distributor, and one remains as the Company's engineering development system. The Company's marketing efforts are currently focused on: (1) international customers whose governments have established regulations for the deployment of explosive detection systems; (2) new airports under construction; and (3) FAA operational tests at key U.S. airports to support the FAA rule making process and to support deployment of EDS technology by U.S. airlines.

    There are certain product limitations which have an adverse effect on the ability of the Company to market the CTX 5000. These include the relatively higher price of the CTX 5000, its lower throughput relative to competitive explosive detection systems utilizing different technologies, and the inability of the CTX 5000 to scan some luggage sizes.

    In February 1996, the Company entered into a subcontract with Imatron Federal Systems, Inc. ("IFS") to perform activities under an FAA grant which was awarded to IFS. Such subcontract will provide up to $2.0 million to the Company during 1996 for use in increasing throughput and lowering the cost of the CTX 5000. The Company was also notified that IFS may receive up to an additional $2.1 million from the FAA in 1997 of which the Company expects to receive $2.0 million for further throughput enhancement and cost reduction activities in 1997. This most recent award represents a continuation of FAA funding of new product development by the Company. To date, through subcontracts with IFS, the Company has received an aggregate of approximately $6.8 million in FAA funding. The Company hopes to continue to receive such funding in the future.

    The Company's business strategy is to establish its system as the detection standard for the EDS industry and to maintain this position as it undertakes development of higher throughput enhancements to the system.

                                  RISK FACTORS

    In addition to the other information contained in this Prospectus, the discussion of risk factors on pages 6 to 13 of this Prospectus should be considered carefully in evaluating an investment in the Common Stock. The risks of investment in the Common Stock include the following factors:

    - The Company has a history of losses and there can be no assurance that it will achieve profitability.

    - The  report  by   the  Company's  independent   accountants  contains   an
      explanatory paragraph regarding the Company's ability to continue as a going concern.

    - The CTX 5000 currently is the only product offered by the Company and there is uncertainty of its market acceptance.

    - There is a limited market for the CTX 5000 based upon its higher cost, lower throughput, limited configuration, and the difficulty of integrating the CTX 5000 into a continuously operating baggage handling system.

    - The EDS market is becoming intensely competitive and there can be no assurance that the Company will be able to compete with competitors, many of whom have significantly greater resources than the Company.

    For a full discussion of these risk factors and other risk factors relating to an investment in the Common Stock offered hereby, carefully read the "Risk Factors" beginning on page 6 of this Prospectus.

    The Company was incorporated in Delaware and its facilities are located at 3420 E. Third Avenue, Foster City, California 94404 where the telephone number is (415) 578-1930.

                                  THE OFFERING

Common Stock outstanding        4,150,199 shares (1)
 before the offering..........
Common Stock offered by the     259,090 shares
 Selling Securityholders......
Common Stock to be outstanding  4,409,289 shares (1)
 after the offering...........
Use of proceeds...............  Proceeds to the Company from the exercise of the
                                Warrants will be used for general corporate
                                purposes. The Company will not receive any of
                                the proceeds from the sale of Common Stock by
                                the Selling Securityholders.
Nasdaq Symbol.................  INVN

- ------------------------

(1) Excludes (i) 567,028 shares of Common Stock issuable upon exercise of options outstanding as of May 31, 1996, of which 273,863 shares were exercisable at such date at a weighted average exercise price of $1.90 per share, (ii) 90,000 shares issuable upon exercise of the warrants held by Donald & Co. Securities, Inc. (the "Representative's Warrants") at an exercise price of $13.20 per share, (iii) 150,138 shares reserved for future issuance under the Company's Equity Incentive Plan and (iv) 150,000 shares reserved for issuance under the Company's Employee Stock Purchase Plan.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    YEAR ENDED DECEMBER 31,
                                     -----------------------------------------------------
                                       1991       1992       1993       1994       1995
                                     ---------  ---------  ---------  ---------  ---------
                                                                                             THREE MONTHS    THREE MONTHS
                                                                                                 ENDED           ENDED
                                                                                               MARCH 31,       MARCH 31,
                                                                                                 1995            1996
                                                                                            ---------------  -------------
                                                                                              (UNAUDITED)     (UNAUDITED)
                                                                                            ---------------  -------------
STATEMENT OF OPERATIONS DATA:
Total revenues.....................  $     699  $   3,099  $   1,518  $     821  $   9,653     $     990       $   4,469
Operating loss.....................     (2,612)    (2,044)    (3,025)    (3,324)    (2,988)         (633)           (185)
Net loss...........................     (2,650)    (2,196)    (3,307)    (3,727)    (3,292)         (746)         (1,215)
Pro forma net loss per share (1)...                                              $   (0.99)    $   (0.23)      $   (0.39)
Pro forma weighted average shares
 outstanding (1)...................                                                  3,321         3,306           3,121

                                                                                                MARCH 31, 1996
                                                                           DECEMBER 31,   --------------------------
                                                                               1995        ACTUAL    AS ADJUSTED (2)
                                                                           -------------  ---------  ---------------
BALANCE SHEET DATA:
Cash.....................................................................    $   1,927    $     470     $   5,962
Working capital (deficit)................................................       (3,511)      (4,348)        4,762
Total assets.............................................................        7,316        6,703        11,927
Total liabilities........................................................        9,838        9,737         6,119
Total stockholders' (deficit) equity.....................................       (2,522)      (3,034)        5,808

- ------------------------------
(1) See Note 2 of Notes to Financial Statements for an explanation of the method used to determine the number of shares used to compute pro forma per share amounts.

(2) As adjusted to give effect to the sale of the 1,035,000 shares of Common Stock sold in the Company's initial public offering and the application of the net proceeds therefrom, including the repayment of indebtedness.

    UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES, (I) NO EXERCISE OF OUTSTANDING OPTIONS TO PURCHASE AN AGGREGATE OF 567,028 SHARES OF COMMON STOCK OUTSTANDING AS OF MAY 31, 1996, AND (II) NO EXERCISE OF THE REPRESENTATIVE'S WARRANTS.

                                  RISK FACTORS

    AN INVESTMENT IN THE COMPANY INVOLVES A HIGH DEGREE OF RISK. THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.

    HISTORY OF LOSSES; NO ASSURANCE OF PROFITABILITY. InVision commenced business operations in September 1990 and remained in the development stage through 1994. The Company received its first revenues from product sales in the first quarter of 1995. InVision has had net losses for each year since inception, and as of March 31, 1996, had an accumulated deficit of $17,142,000 and a working capital deficit of $4,348,000. The Company estimates that in order to achieve break-even operating results in 1996 (excluding non-cash charges to be charged to earnings in 1996 of approximately $1,675,000 related to options and warrants to be outstanding at the closing of this offering), it would need to sell 18 to 22 CTX 5000 systems during 1996, depending on many factors including the configuration, pricing, options and required integration of systems sold. The Company received new orders from end users for five CTX 5000 systems during calendar year 1995 and has received an additional four orders in 1996. As of May 31, 1996, the Company has shipped seven systems to end users in 1996 and has orders for five systems in backlog. There can be no assurance that order volume will increase or that any increase will enable the Company to achieve profitability or, if it is achieved, that profitability can be maintained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    ABILITY TO CONTINUE AS GOING CONCERN; EXPLANATORY PARAGRAPH IN ACCOUNTANTS' REPORT. The report by InVision's independent accountants included in this Prospectus contains an explanatory paragraph regarding the Company's ability to continue as a going concern. Such report states that the Company has incurred recurring losses from operations since inception and has a net capital deficiency that raises substantial doubt as of the date of such report about the Company's ability to continue as a going concern. In the opinion of management, existing funding together with the net proceeds from the Company's initial public offering and cash from operations will be sufficient to fund the Company's operations into the second quarter of 1997. See Note 12 of the Notes to Financial Statements. See also "Management's Discussion and Analysis of
Financial   Condition  and  Results  of  Operations  --  Liquidity  and  Capital
Resources."

    SINGLE PRODUCT; UNCERTAINTY OF MARKET ACCEPTANCE. The CTX 5000 currently is the only product offered by the Company and the Company derives substantially all of its revenues from the sale of CTX 5000 units. All of the Company's orders from end users to date have been received from an aggregate of eight customers and a majority of these have been from a single customer. The market for EDS technology is largely undeveloped and the Company believes that, in the foreseeable future, the market for the CTX 5000 will be limited to international airports. To achieve market acceptance, the CTX 5000 must replace low cost, high throughput x-ray technology and there can be no assurance that the CTX 5000 will replace such x-ray technology. Factors described below such as limited field operations, lower throughput, limited configuration and competition may delay, limit or prevent market acceptance. In addition, given the large capital commitment required to purchase the CTX 5000 system, the requirement to purchase two units in order to obtain an FAA certified explosive detection system, and the budgetary concerns of governments, airlines and airports the marketability of the CTX 5000 system may be limited. The commercial success of the CTX 5000 will depend upon its acceptance by domestic and international airports and government agencies as a safe, useful and cost-effective alternative to less expensive, higher throughput competitive products employing different technologies. The Company believes that the overall demand for EDS technology will depend significantly upon the public perception of the risk of terrorist attacks. This perception places economic pressure upon the airline industry to implement, and political pressure on government agencies to mandate, EDS screening. There can be no assurance that the public will perceive the threat of terrorist bombings to be substantial or that the airline industry and governmental agencies will actively pursue EDS technology. As a result of these factors, there is no assurance the Company will be able to achieve initial market penetration, revenue growth or profitability. See "Business."

    LIMITED FIELD  OPERATIONS; DEPENDENCE  ON MANCHESTER  AIRPORT  INSTALLATION.
Customers of the Company have installed CTX 5000 systems at a total of five airports in four countries. However, most of these installations have been very recent and the Company's customers have only limited experience with the operation of the CTX 5000 in high-volume airport operations. At the current time, the Company's single largest customer has been the airport authority in Manchester, England, which has ordered 10 systems, all of which have been installed. The Manchester airport is the first major deployment of the CTX 5000 as an integral part of security screening at a major airport. Many of the factors necessary to make the overall Manchester baggage scanning system a success, such as the CTX 5000's integration with the baggage handling system, ongoing training and maintenance and reliability of operators, are beyond the control of the Company. The failure of the CTX 5000 to perform successfully in this deployment may have an adverse effect on the Company's marketing efforts. See "Business."

    LIMITED MARKET FOR CURRENT SYSTEM. There are certain product limitations with regard to throughput, configuration and integration which may have an adverse effect on the ability of the Company to market the CTX 5000. See "Business."

    - LOWER THROUGHPUT. Throughput, the measurement of the number of bags that an explosive detection system is able to scan per hour, is an important factor in a potential customer's decision to purchase a particular explosive detection system. The CTX 5000 currently has a throughput of 300 bags per hour ("bph"), a throughput that is significantly lower than certain of the Company's competitors that claim throughput of 700 to 1,000 bph. As a result, the CTX 5000 is marketed by InVision, and used by existing customers, as a secondary (Level 2) and/or tertiary (Level 3) screening device in combination with conventional x-ray technology in many locations. The market for secondary and/or tertiary screening devices is substantially smaller than the market for primary screening devices. There can be no assurance that the Company will be able to increase the throughput of the CTX 5000 to enable the Company to market the CTX 5000 as a primary screening device or that the Company will be able to continue to sell the CTX 5000 as a secondary or tertiary screening device.

    - LIMITED CONFIGURATION. The physical configuration of the CTX 5000 currently accommodates luggage of 63 to 70 centimeters wide, depending on certain factors. In many countries, including Europe, luggage up to one meter (100 centimeters) in width is permitted on commercial flights. As a result, in these countries, the CTX 5000 is not able to scan all types of luggage. The inability of the CTX 5000 to scan all types of luggage has had, and is expected to continue to have, an adverse effect on the Company's ability to market the CTX 5000.

    - INTEGRATION; QUEUING. Many airport baggage handling systems have conveyor belts which operate continuously at rates of up to .5 meters per second. The CTX 5000 does not operate continuously and requires that the conveyor belt stop and that luggage be held in the system for an average of 10 to 12 seconds. In order to integrate the CTX 5000 into these systems, queuing conveyors are required in front of, and often in back of, the CTX 5000. There can be no assurance that InVision will be successful in integrating its stop-belt systems into the continuous-flow environment of airport baggage handling systems.

    COMPETITION; GREATER RESOURCES OF COMPETITORS. The EDS market is becoming intensely competitive. The market includes vendors specifically dedicated to the EDS market as well as major corporations which have considerably greater resources than InVision. The Company is aware of other major corporations competing in other markets that intend to enter the EDS market such as Lockheed/ Martin Corporation, which has recently announced an intention to market, and which has received an FAA grant of approximately $4.7 million in 1996 and may receive an additional $4 million in 1997 to design and develop, a CT-based explosive detection system over the next two years. Many of InVision's current and potential competitors have greater financial, marketing, technical and other resources than InVision. The commercial airline industry has shown a preference for such competitors' systems due to their lower cost, faster throughput and ability to handle all baggage. The FAA is encouraging the development of greater competition in the EDS industry and has announced an intent to fund the further development of CT-based EDS technology. There can be no assurance that InVision will be successful in convincing the commercial airline industry that the CTX 5000 offers better overall value than existing systems, that new systems with comparable or greater performance, lower price and faster or equivalent throughput will not be introduced, or that InVision will otherwise be able to compete successfully with existing or new competitors. See "Business -- Competition."

    DEPENDENCE ON SUPPLIERS. Certain key components used in InVision's products have been designed by InVision to its custom specifications and are currently available only from limited or single source suppliers. InVision currently does not have long-term agreements with these suppliers. In view of the high cost of many of these components, InVision is unable to maintain significant inventories of some necessary components. In the event that a supplier were to cease operations or discontinue a product, InVision may be unable to acquire such product from alternative sources within a reasonable period of time. In the event that the Company's suppliers were to experience financial, operational, production or quality assurance difficulties, the supply of components to the Company would be reduced or interrupted. InVision also uses a variety of independent third-party manufacturers and subassemblers. The inability to develop alternative sources for single or sole source components, to find alternative third party manufacturers or subassemblers, or to obtain sufficient quantities of these components could result in delays or reductions in product shipments, which could adversely affect the Company's business, financial condition and results of operations and damage the Company's relationship with its customers. See "Business."

    NEED FOR ADDITIONAL FINANCING. The Company estimates that the net proceeds of the Company's initial public offering and FAA development funding from IFS together with cash receipts from customers for backlog net of customer advance payments received prior to December 31, 1995 would be sufficient to satisfy the Company's cash requirements into the second quarter of 1997. The Company may nevertheless require additional capital before or after such period and will most likely require additional capital in connection with any future operations. In connection therewith, the Company may need to sell equity or debt securities to help finance its working capital requirements. Even if the Company achieves profitability, it believes that it will require significant additional financing to support its future operations. There can be no assurance that any such additional financing will be available to the Company or, if available, will be on reasonable terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    POTENTIAL DILUTION FROM ADDITIONAL FINANCING. The Company may be required or may choose to sell equity securities to obtain financing in the future. If the Company sells additional equity securities at a price per share less than the public offering price, investors purchasing shares of Common Stock in this offering would incur additional dilution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    LIMITED MANUFACTURING EXPERIENCE. As of May 31, 1996, the Company has produced a total of 21 systems. Seventeen of these systems have been shipped to end users, two have been shipped to the FAA (one of which replaces the original prototype delivered to the FAA), one has been shipped to a distributor, and one remains as the Company's engineering development system. The Company has not yet proven its ability to produce the CTX 5000 units in quantity for any sustained period of time, nor has it produced the CTX 5000 in quantity with the necessary quality and reliability for the harsh airport environment in which the scanners must operate. The Company anticipates that it will need to improve its infrastructure and hire additional production and quality control personnel in order to achieve the requisite quantity, quality and reliability. The Company has not sustained production levels for any significant period of time at the levels required to achieve profitability. The failure of the Company to establish such production capability would result in a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing."

    FLUCTUATIONS IN RESULTS OF OPERATIONS; LONG SALES CYCLE. The average purchase price of a single CTX 5000 unit is in excess of $800,000, with additional related expenses required to integrate the system into the baggage handling process at individual sites. Because the Company's CT-based technology is a relatively new technology and has a high sales price, the sales process with any particular customer is typically 6 to 12 months and may be longer. In addition, the manufacturing process for an individual CTX 5000 unit typically lasts approximately three months. Customers may initially purchase a single CTX 5000 unit for extended evaluation and testing and determine any volume purchases based upon the performance of that unit. As a result, orders for CTX 5000 units take considerable time and the timing of individual shipments has a significant impact on the Company's results of operations and operating income for a particular period. Accordingly, results of operations for a given period should not be considered indicative of the results to be expected for future periods. In addition, a significant portion of the Company's operating expenses are, and will be, relatively fixed in nature and based primarily on anticipated orders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    NO ASSURANCE OF CONTINUED CERTIFICATION; RISK OF CERTIFICATION OF COMPETING TECHNOLOGIES; GOVERNMENT REGULATION. The FAA has responsibility for setting and maintaining performance standards for explosive detection systems for all U.S. airlines, both in the United States and abroad. The FAA Final Criteria for Certification of EDS, published in September 1993, requires, among other things, a throughput of 450 bph for an explosive detection system. InVision's CTX 5000 unit currently has been tested by the FAA at 300 bph and has therefore not been certified as a single unit. The CTX 5000, when combined in a system consisting of two units, was certified by the FAA in 1994. There currently is no requirement that U.S. airlines (or international airlines or airports) deploy FAA certified explosive detection systems or that U.S. airlines (or most international airlines or airports) deploy explosive detection systems at all. Should the standards be lowered and should other lower priced or higher throughput technologies become certified, or should other competitive systems otherwise become certified, the Company would lose a significant competitive advantage and there can be no assurance that InVision would be able to compete successfully with these systems. The certification by the FAA of any competing EDS technology could have a material adverse effect on the business of the Company. Should the FAA increase its certification standards, there can be no assurance that the CTX 5000 would meet such standards. See "Business."

    The Company has recently modified the CTX 5000 and the FAA has notified the Company that such modification requires recertification by the FAA. The Company intends to submit the CTX 5000 for recertification before the end of 1996. The Company intends to continue to modify the CTX 5000 in an effort to make throughput enhancements and cost reductions to the CTX 5000 based upon the availability of adequate funds. Any such modifications or updated versions of the CTX 5000 may require FAA approval in order to retain certification or may require re-certification. There can be no assurance that any such modifications will be approved or, if required, certified by the FAA, and the failure to be approved or certified could have a material adverse effect on the Company. The Company believes that its long-term success will depend in part upon the ability to manufacture an EDS that meets or exceeds the throughput standards of the FAA Final Certification Criteria without being combined with another unit. See "Business -- Research and Development."

    CURRENT DEPENDENCE ON GOVERNMENT FUNDING FOR UNITED STATES CUSTOMERS. To date, all orders from United States customers have been entirely funded by the FAA. There can be no assurance that such funding will continue in the future. The failure of the United States government to continue such funding could adversely affect the Company's sales in the United States and could have an adverse effect on the Company's business, financial condition and results of operations. See "Business -- Marketing, Sales and Service."

    COMPETITION FOR FAA GRANTS. The U.S. Government currently plays an important role in funding the development of EDS technology. In July 1995, the FAA issued a broad agency announcement for the funding of the research and development of CT-based EDS technology. In February 1996, the Company entered into a subcontract with IFS to perform activities under an FAA grant which was awarded to IFS. Such subcontract will provide up to $2.0 million to the Company during 1996 for use in increasing throughput and lowering the cost of the CTX 5000. The Company was also notified that IFS may receive up to an additional $2.1 million from the FAA in 1997 of which the Company expects to receive $2.0 million for further throughput enhancement and cost reduction activities in 1997. The Company is also aware that Lockheed/Martin Corporation was awarded a grant of approximately $4.7 million in 1996 and may receive up to an additional $4.0 million in 1997. When and if additional funds become available in the future, there is no assurance that InVision will receive any such additional funds. Should InVision fail to receive any such additional future funding, such failure would create a negative public perception of InVision's CT-based technology and could have a material adverse effect on the Company's ability to market the CTX 5000 and on the Company's business, financial condition and operations. In addition, the grant to Lockheed/Martin Corporation and any future grants to the Company's other competitors may legitimize the efforts of such competitors to develop and market CT-based EDS technology and cause the Company's customers to delay any purchase decisions and could therefore have a material adverse effect on the Company's ability to market the CTX 5000 and on the Company's business, financial condition and operations. See "Business -- FAA Contract."

    DEPENDENCE ON PROPRIETARY TECHNOLOGY. InVision's success is partially dependent upon proprietary technology. In the United States, the Company relies upon copyrights and trade secrets for the protection of its proprietary technology. There can be no assurance, however, that the Company could enforce such trade secrets or copyrights. The Company has a United States patent for CT-based detection of concealed objects using a pre-scanner (the "Patent") but does not rely on the Patent. There can be no assurance that the Patent would be effective in preventing CT-based competition. InVision generally enters into confidentiality agreements with each of its employees, distributors, customers, and potential customers and limits access to distribution of its software, documentation and other proprietary information. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by others. Outside the United States, the time period for filing a foreign counterpart of the Patent has expired, and the Company has not sought or obtained patent protection (except to the extent of licenses held under patents owned by Imatron, Inc., a stockholder of the Company) and has relied to date primarily on software copyrights and trade secrets for the protection of its proprietary technology. The absence of a foreign counterpart could adversely affect the Company's ability to prevent a competitor from using technology similar to technology used in the CTX 5000. There can be no assurance that the steps taken by InVision to protect its proprietary technology will be adequate or that its competitors will not be able to develop similar or functionally equivalent technology.

    There can be no assurance that any infringement claims (or claims for indemnification resulting from infringement claims against third parties, such as customers) will not be asserted against the Company. If the Company's product is found to infringe a patent, a court may grant an injunction to prevent making, selling or using the product in the applicable country. Irrespective of the validity or success of such claims, the Company could incur significant costs with respect to the defense thereof. If infringement claims are asserted against the Company, the Company may seek to obtain a license of such third party's intellectual property rights, which may not be available under reasonable terms or at all. Litigation may be necessary to enforce patents issued to the Company, protect trade secrets or know-how owned by the Company, and to defend the Company against claimed infringement of the rights of others. See "Business -- Patents and Licenses."

    DEPENDENCE ON TECHNICAL PERSONNEL. InVision depends on the technical expertise of certain technical personnel with skills in the disciplines of x-ray physics, image reconstruction and expert systems design. In addition, much of the Company's proprietary technology is known only by certain technical employees and might be unavailable should such individuals leave the Company. The number of scientists qualified to perform the development required by InVision is extremely limited. InVision also depends on the skills of certain key management personnel. While the Company maintains key-man life insurance for Dr. Sergio Magistri in the amount of $3 million, the Company does not maintain key person life insurance for any of its other employees and has employment agreements with only four of its executive officers, which agreements the employees may terminate at will. There can be no assurance that these individuals will continue employment with InVision. The loss of certain technical personnel or failure of InVision to attract and retain new technical personnel could materially adversely affect the Company's business, financial condition and results of operations. See "Business."

    INTERNATIONAL BUSINESS; FLUCTUATION IN EXCHANGE RATES; RISK OF CHANGE IN FOREIGN REGULATIONS. InVision believes that a majority of the overall market for EDS technology currently is located outside the United States. Accordingly, InVision will necessarily be exposed to the risks of international business operations, including unexpected changes in regulatory requirements, changes in foreign control legislation, possible foreign currency controls, uncertain ability to protect and utilize its intellectual property in foreign jurisdictions, currency exchange rate fluctuations or devaluation, tariffs or other barriers, difficulties in staffing and managing foreign operations, difficulties in obtaining and managing vendors and distributors, and potentially negative tax consequences. International sales are subject to certain inherent risks including tariffs, embargoes and other trade barriers, staffing and operating foreign sales and service operations and collecting accounts receivable. The Company is also subject to risks associated with regulations relating to the import and export of high technology products. The Company cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of the Company's products in the future will be implemented by the United States or any other country. Fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Marketing, Sales and Service."

    PRODUCT LIABILITY RISKS; RISK OF FAILURE TO DETECT EXPLOSIVES; AVAILABILITY OF INSURANCE. The Company's business will expose it to potential product liability risks which are inherent in the manufacturing and sale of airport security equipment. There are many factors beyond the control of the Company that could lead to liability claims such as the reliability of the customer's operators, the training of the operators after the initial installation and training period and the maintenance of the units by the customers. For these and other reasons, there can be no assurance that the units will detect all explosives hidden in the luggage scanned. The Company does not believe that it would be liable for any such claims but the cost of defending any such claims would be significant and any adverse determination would likely be in excess of the Company's insurance coverage. The failure of the CTX 5000 to detect an explosive could also result in negative publicity which could impact sales. Many of the Company customers require the Company to maintain insurance at certain levels. The Company currently has product liability insurance in the amount of $10 million. There can be no assurance that, if required, additional insurance coverage could be obtained on acceptable terms, if at all. See "Business."

    CONTROL BY PRINCIPAL STOCKHOLDER. The Company's principal stockholder, HARAX Holdings, S.A. ("HARAX"), and its affiliates currently hold approximately 47.4% of the Company's Common Stock and have the ability to elect the Company's directors and to determine the outcome of corporate actions requiring stockholder approval. The voting power held by the Company's principal stockholder and their right to elect members of the Company's Board of Directors could discourage certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the holders of Common Stock might otherwise receive a premium for their shares over then current prices, and may limit the ability of such stockholders to cause or approve transactions which they may deem to be in their best interests. See "Certain Transactions." See also "Principal Stockholders."

    PENDING TRIAL INVOLVING PRINCIPAL STOCKHOLDER. HARAX is controlled by Eugenio Rendo, who is a majority stockholder of HARAX. Mr. Rendo is a senior executive of the Italimprese group of companies in Italy, a large, privately-held conglomerate. Mr. Rendo has been charged in Italy with bribery of public officials in connection with obtaining public sector contracts. Mr. Rendo denies such allegations and is vigorously defending himself in such matter. The proceedings with respect to such charges recently have been relocated from Milan, Italy to Rome, Italy. No hearing or trial date has been set with respect to such charges. See "Certain Transactions."

    ANTI-TAKEOVER PROVISIONS. The Company's Certificate of Incorporation authorizes the Company's Board of Directors to issue up to five million shares of preferred stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of preferred stock, to fix the number of shares constituting any such series, and to fix the designation of any such series, without further vote or action by its stockholders. The rights of the holders of Common Stock will be subject to, and may be materially adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of preferred stock. In addition, in the event of certain transactions by which the Company is acquired or becomes controlled by a single investor or group of investors, the Board of Directors pursuant to the Company's Employee Stock Purchase Plan, has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, if any, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such transaction. Furthermore, the Company's Certificate of Incorporation provides for a staggered board and does not permit stockholder action by written consent, both of which may have the effect of delaying or preventing changes in control or management of the Company. The Company also is subject to the provisions of
Section 203 of the Delaware General Corporation Law, an anti-takeover law. The voting power held by the Company's principal stockholder and its right to elect members of the Company's Board of Directors, certain provisions of the Company's Certificate of Incorporation, preferred stock which may be issued in the future the Company's Employee Stock Purchase Plan and the application of Delaware General Corporate Law Section 203 could discourage certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the holders of Common Stock might otherwise receive a premium for their shares over then current prices, and may limit the ability of such stockholders to cause or approve transactions which they may deem to be in their best interests, all of which could have an adverse effect on the market price of the Common Stock offered hereby. See "Description of Capital Stock -- Delaware Law and Certain Charter Provisions."

    LIMITATION ON THE LIABILITY OF DIRECTORS AND OFFICERS. The Company's Certificate of Incorporation and bylaws contain certain provisions permitted under Delaware Law relating to the liability of directors and officers. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty of care to the Company or its stockholders, except in certain circumstances involving certain wrongful acts, and also contain provisions indemnifying the directors and officers of the Company to the fullest extent permitted by Delaware General Corporation Law. Accordingly, except in certain circumstances, in the event that monetary damages are granted against a director or officer of the Company (including damages awarded in connection with an action brought by the stockholders of the Company) the Company may be obligated to indemnify such director or officer to the extent of such damages. Damages in any such circumstances could be substantial and the resulting indemnification obligation could have a material adverse effect on the Company's financial condition. See "Description of Capital Stock -- Limitation of Liability and Indemnification."

    ABSENCE OF PRIOR TRADING MARKET; POTENTIAL VOLATILITY OF STOCK PRICE. Prior to this offering, there has been a public market for the Common Stock on The Nasdaq SmallCap Market for less than two months. There can be no assurance that an active trading market will develop for the Common Stock or, if one does develop, that it will be maintained. The market price of the shares of Common Stock, like that of the common stock of many other high technology companies, is likely to be highly volatile. Factors such as fluctuation in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors and general market conditions may have a significant effect on the market price of the Common Stock. The initial public offering price of the Common Stock was negotiated between the Company and the Representative. See "Underwriting."

    SHARES ELIGIBLE FOR FUTURE SALE AND POTENTIAL ADVERSE EFFECT ON STOCK PRICE; REGISTRATION RIGHTS. Sales of substantial amounts of the Common Stock in the public market following this offering could have an adverse effect on the price of the Common Stock. In addition to the 259,090 shares offered hereby, approximately 308,548 shares became eligible for sale in the public market upon the effective date of the Registration Statement for the Company's initial public offering (the "Effective Date") in reliance on Rule 144(k) under the Securities Act. Thereafter, approximately 20,279 shares and 242,994 shares will be eligible for sale in the public market beginning approximately 90 and 365 days, respectively, after the Effective Date. The remaining 2,543,378 shares of Common Stock will become eligible for sale under Rule 144 and Rule 701 at various dates thereafter as the holding period provisions of Rule 144 are satisfied. See "Shares Available for Future Sale."

    Approximately ten months after this offering, the Company will be required to register the 90,000 shares of Common Stock underlying the Representative's Warrants at the request of the Representatives and/or their transferees and on any registration statement filed by the Company, and, if, following the first anniversary of the Effective Date, the Company proposes to register any of its Common Stock under the Securities Act, the Company may be required to register an additional 90,909 shares held by Kays Corporation on any registration statement filed by the Company. See "Description of Capital Stock -- Registration Rights."

    DIVIDENDS UNLIKELY. The Company has never declared or paid dividends on its capital stock, and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

    The purpose of this offering is to register Common Stock issuable upon the exercise of the Warrants. Proceeds to the Company from the exercise of the Warrants will be used for general corporate purposes. The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Securityholders. If the Warrants are exercised in full, the gross proceeds to the Company will be $2,350,000.

                                DIVIDEND POLICY

    The Company has not declared or paid cash dividends on its Common Stock since inception, presently intends to retain earnings, if any, for use in its business, and does not anticipate paying cash dividends in the foreseeable future.

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus. The following data, insofar as it relates to each of the years 1991 - 1995, have been derived from audited financial statements, including the balance sheets at December 31, 1994 and 1995 and the related statements of operations and of cash flows for the three years ended December 31, 1995 and notes thereto appearing elsewhere herein. The report of independent accountants which also appears herein contains an explanatory paragraph regarding the Company's ability to continue as a going concern described in Note 12 to such financial statements. The statement of operations data for the three-month periods ended March 31, 1995 and 1996 and the balance sheet data at March 31, 1996 have been derived from unaudited financial statements of the Company included elsewhere in this Prospectus. In the opinion of management of the Company, such unaudited financial information includes all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation of the Company's results of operations for the periods then ended and the Company's financial position as of March 31, 1996. Operating results for the three-month period ended March 31, 1996 are not necessarily indicative of the results that will be obtained for the entire year.

                                                            YEAR ENDED DECEMBER 31,
                                             -----------------------------------------------------
                                               1991       1992       1993       1994       1995
                                             ---------  ---------  ---------  ---------  ---------
                                                                                                    THREE MONTHS   THREE MONTHS
                                                                                                        ENDED          ENDED
                                                                                                      MARCH 31,      MARCH 31,
                                                                                                        1995           1996
                                                                                                    -------------  -------------
                                                                                                     (UNAUDITED)    (UNAUDITED)
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Product sales............................  $  --      $  --      $  --      $  --      $   9,060    $     892      $   3,922
  Contract revenues........................        699      3,099      1,518        821        593           98            547
                                             ---------  ---------  ---------  ---------  ---------  -------------  -------------
    Total revenues.........................        699      3,099      1,518        821      9,653          990          4,469
                                             ---------  ---------  ---------  ---------  ---------  -------------  -------------
Operating expenses:
  Cost of product sales....................     --         --         --         --          6,777          658          2,453
  Cost of contract revenues................        647      2,857      1,425        693        547           91            537
  Research and development.................      1,608        899      1,568      1,710      1,885          342            595
  Selling, general and administrative......      1,056      1,387      1,550      1,742      3,432          532          1,069
                                             ---------  ---------  ---------  ---------  ---------  -------------  -------------
    Total operating expenses...............      3,311      5,143      4,543      4,145     12,641        1,623          4,654
                                             ---------  ---------  ---------  ---------  ---------  -------------  -------------
Operating loss (2).........................     (2,612)    (2,044)    (3,025)    (3,324)    (2,988)        (633)          (185)
  Interest expense.........................        (51)      (162)      (288)      (410)      (338)        (125)        (1,040)
  Interest income..........................         13         10          6          7         34           12             10
                                             ---------  ---------  ---------  ---------  ---------  -------------  -------------
Net loss (2)...............................  $  (2,650) $  (2,196) $  (3,307) $  (3,727) $  (3,292)   $    (746)     $  (1,215)
                                             ---------  ---------  ---------  ---------  ---------  -------------  -------------
                                             ---------  ---------  ---------  ---------  ---------  -------------  -------------
Pro forma net loss per share (1)...........                                              $   (0.99)   $   (0.23)     $   (0.39)
Pro forma weighted average shares
 outstanding (1)...........................                                                  3,321        3,306          3,121

                                                                                DECEMBER 31,
                                                            -----------------------------------------------------   MARCH 31,
                                                              1991       1992       1993       1994       1995        1996
                                                            ---------  ---------  ---------  ---------  ---------  -----------
                                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash......................................................  $      72  $     562  $     212  $   2,241  $   1,927   $     470
Working capital (deficit).................................     (1,825)    (2,365)    (4,759)    (4,893)    (3,511)     (4,348)
Total assets..............................................        965      1,804      1,950      4,646      7,316       6,703
Total stockholders' (deficit).............................     (1,505)    (1,696)    (3,983)    (4,224)    (2,522)     (3,034)

- ------------------------
(1) See Note 2 of Notes to the audited Financial Statements for an explanation of the method used to determine the number of shares used to compute pro forma per share amounts.

(2) The Company recorded $369,000 in the year ended December 31, 1995 and $98,000 in the three months ended March 31, 1996, representing non-cash charges related to grants of stock options to employees and directors. See
    Note 8 of Notes to the audited Financial Statements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION

OVERVIEW

    InVision designs, manufactures and markets an explosive detection system based on advanced CT technology. The Company was formed in September 1990 and at that time began design and development of a commercial product, the CTX 5000 explosive detection system for airport security. The Company was in the development stage from inception through December 1994.

    The Company received its first commercial order for a CTX 5000 in June 1994 and shipped its first commercial CTX 5000 system in November 1994. Revenues were recognized for this system in the first quarter of 1995 upon customer acceptance. As of December 31, 1994, the Company had received orders from end users for 12 systems and had shipped 1 system. Since December 31, 1994, orders from end users for an additional 10 systems have been received, including 3 systems in February 1996 and 2 systems in March 1996, making a total of 22 systems ordered from inception through May 31, 1996 of which 17 systems have been shipped.

    As of May 31, 1996 the Company had a backlog of approximately $5.5 million as compared to approximately $8.4 million as of May 31, 1995. The May 1995 backlog was significantly higher primarily due to the fact that the Company received a $7.5 million order in December 1994, none of which had been filled as of May 31, 1995. All of the May 31, 1996 backlog is expected to be filled in 1996.

    Prior to its first commercial revenues, the Company received virtually all of its revenues in the form of research and development funding as a subcontractor with Imatron Federal Systems ("IFS") pursuant to IFS' contract with the FAA (the "FAA Contract"). InVision formed IFS in 1991 to enable
InVision to perform work under the FAA Contract without obtaining access to certain classified information that cannot be made available to InVision under Federal security regulations due to the substantial foreign ownership interest in the Company. See "Business -- FAA Contract." The subcontracts with IFS were awarded on a cost plus fixed fees basis.

    The Company currently derives most of its annual revenues from the sale of a small number of systems ranging in price typically from $750,000 to more than $1 million depending on configuration, volume discount, options and required integration. In addition, the Company's operating results will be subject to quarterly and other fluctuations due to a variety of factors, including the volume and timing of orders, length of the sales and production cycles, cancellation or rescheduling of orders, pricing pressures, availability and cost of component parts and materials from the Company's suppliers, competitive pressures, research and development expenses associated with product introduction, and the timing and level of development costs. As a result, an inability to receive future orders and any delay in recognition of revenues for a single system could have a material adverse effect on the Company's results of operations for a given accounting period.

    The Company recognizes revenue on shipment where no special acceptance criteria exist. In cases where special acceptance criteria exist, revenue is recognized upon customer acceptance. A provision for installation, training and estimated future warranty costs is recorded at the time revenue is recognized. Systems typically carry a one-year warranty.

    Sales to customers outside the United States accounted for approximately 90% of product sales for the year ended December 31, 1995. In particular, 11 of the Company's first 21 orders from end users were received from the United Kingdom. The Company's international sales are primarily denominated in U.S. dollars and, to date, have not presented significant currency exchange exposure. Accordingly, the Company has not entered into hedging transactions. However, future sales to international customers may be affected by fluctuation of U.S. dollar exchange rates since international pricing decisions are affected by such fluctuations.

    The Company typically requires an advance payment of 50% or more of the sales price six months in advance of shipment on customer purchase orders. Such funds are used by the Company to finance working capital during the order and production cycle.

    During 1994 and 1995, management took actions to reduce the Company's outstanding indebtedness. The primary action was a private equity offering to then existing stockholders. In two closings under such offering, one in June 1994 and the second in May 1995, the Company raised $3.4 million and $2.8 million, respectively. Of these amounts, $3.0 million and $2.4 million, respectively, represented conversion of outstanding debt and accrued interest, with the balance coming in the form of new cash investment.

    In the  year ended  December  31, 1995,  the Company  recorded  compensation expense of $369,000 and, as of December 31, 1995, had deferred stock compensation of $692,000 associated with options granted to employees and directors in June and October 1995. The amount deferred at December 31, 1995 will be charged to expense on a straight line basis over the succeeding eight quarters.

    In December 1995, the Company entered into a $2 million bridge loan agreement with Anaconda. The first $1,000,000 available under the agreement was drawn in December 1995, while the remaining $1,000,000 was borrowed in February 1996. Under the agreement, the Company issued to Anaconda three-year warrants to purchase up to 259,090 shares of Common Stock. The fair value of the Bridge Loan warrants were $1,330,000. Such amount was amortized as a financing expense during the first four months of 1996 as the Bridge Loan was required to be repaid by the Company on the earlier of the closing of the Company's initial public offering or June 28, 1996. On April 3, 1996, Anaconda assigned 19,431 of the Bridge Loan warrants to LEO Holdings, Inc.

FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1995

    Product sales in the first quarter of 1996 increased to $3.9 million from $.9 million in the first quarter of 1995. The increase was due to an increase in the number of units sold to five in the first quarter of 1996 from one in the first quarter of 1995.

    Contract revenues in the first quarter of 1996 increased to $547,000 from $98,000 primarily due to billings under a new FAA contract in the first quarter of 1996 which did not exist in the first quarter of 1995. The Company's FAA contracts do not include a significant margin as they primarily represent a reimbursement of costs incurred.

    Product gross margins increased to 37% in the first quarter of 1996 from 26% in the first quarter of 1995. The increase is primarily due to better efficiencies and overhead absorption based on the increased number of units produced and sold.

    Research and development expenses increased to $595,000 in the first quarter of 1996, as compared to $342,000 in the first quarter of 1995. The increase in the dollar amount of Research and Development expense primarily reflects the increased personnel and prototype development costs required as the Company makes enhancements to its CTX 5000 systems and as early stages of its long-term development plans are initiated.

    The Company expects to continue to increase the dollar amount of its Research and Development expenses as it makes improvements to its current products and develops new systems for the future.

    Selling, general and administrative expenses increased to $1,069,000 in the first quarter of 1996 from $532,000 in the first quarter of 1995. The increase is primarily due to increased selling costs related to the larger number of units sold in 1996.

    Interest Expense increased to $1,040,000 in the first quarter of 1996 from $125,000 in the first quarter of 1995. Over $900,000 of the increase represents a non-cash charge for the amortization of the value of the Bridge Loan warrants in the first quarter of 1996. In accordance with generally accepted accounting principles, the value of these warrants is amortized as financing expense over the life of the Bridge Loan, which was repaid on May 1, 1996.

YEARS ENDED DECEMBER 31, 1995 AND 1994

    REVENUE. Revenues for the year ended December 31, 1995 are primarily comprised of sales of CTX 5000 systems and accessories. Such revenues commenced in the first quarter of 1995 and amounted to approximately $9.1 million during the year ended December 31, 1995. There were no product sales in the year ended December 31, 1994. The Company earned $587,000 in revenue from FAA contracts in the year ended December 31, 1995 which was a decline from $700,000 during the year ended December 31, 1994. This decrease resulted primarily from the completion of a majority of the work under the contracts in the prior period.

    GROSS PROFIT. The Company's gross profit on product sales was approximately $2.3 million or 25% for the year ended December 31, 1995. During the year ended December 31, 1995, the average selling price was approximately $825,000 and generally ranged from $750,000 to more than $1.0 million depending on pricing, configuration, options, and the level of custom integration required. Future margin will be dependent upon sales volume and the Company's ability to reduce manufacturing costs.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased to approximately $1.9 million in 1995 from $1.7 million in the year ended December 31, 1994. Substantial efforts are underway in the areas of quality and reliability improvement, throughput, airport integration and communication, and conceptual design of future improvements.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $3.4 million in the year ended December 31, 1995 from $1.7 million in the year ended December 31, 1994. The increase was primarily due to significantly greater selling costs including foreign travel, trade shows, public relations, bonuses and commissions as the Company generated its first product sales revenue in 1995.

    INTEREST EXPENSE. Interest expense for the years ended December 31, 1995 and 1994 was $338,000 and $410,000, respectively, and results from the short-term debt outstanding during each period.

    INCOME TAXES. At December 31, 1995, the Company had federal net operating loss carryforwards of approximately $7.5 million available to reduce future federal taxable income. The Company's net operating loss carryforwards expire from 2005 to 2010. As a result of the change in ownership that occurred in the 1995 financings, future utilization of the Company's carryforwards will be limited to approximately $500,000 per year.

YEARS ENDED DECEMBER 31, 1994 AND 1993

    REVENUES. During calendar years 1994 and 1993 product revenues had not yet commenced and the Company was still in the development stage. During these years, the Company earned revenues from development contracts funded by the FAA. These contracts are generally funded on a cost plus fixed fee basis. The Company received $700,000 and $1.5 million in funds from such development contracts for the years ended December 31, 1994 and 1993, respectively. The decreasing trend in contract funding in the years ended December 31, 1993 and 1994 is primarily due to the completion of a majority of the development work under the contract.

    COST  OF REVENUES.   Consistent with the trend  in revenues from development
contracts discussed above, the Company incurred $693,000 and $1.4 million in contract costs for the years ended December 31, 1994 and 1993, respectively.

    RESEARCH AND DEVELOPMENT. Research and development expenses were $1.7 million and $1.6 million, for the years ended December 31, 1994 and 1993, respectively. The increase in research and development expense in each of the years ended December 31, 1993 and 1994 reflects the increase in the proportion of total research and development costs funded by the Company as a result of the decrease in funding received under the FAA Contract during the period.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses were $1.7 million and $1.6 million in 1994 and 1993, respectively. The slight increases each subsequent year represent the Company's early marketing efforts to sell on a direct basis and to establish foreign independent sales representatives and to work closely with potential customers.

    INTEREST EXPENSE. Interest expense for the years ended December 31, 1994 and 1993 was $410,000 and $288,000, respectively, resulting from the short-term debt outstanding during each annual period.

LIQUIDITY AND CAPITAL RESOURCES

    From inception through December 31, 1995, the Company raised an aggregate of $14.1 million of equity financing (of which $5.6 million represents indebtedness converted to equity), primarily provided by its majority stockholder and affiliates, and $3.2 million of short-term borrowings. At March 31, 1996, the Company had a working capital deficit of $4.3 million.

    Beginning in December 1994, the Company also used advance payments from customers to finance the purchase and manufacturing of inventory as well as covering other operating expenses. As of March 31, 1996, the Company had an accrued liability for deferred revenue related to these advance payments of approximately $2.6 million. The amount of advance payments received from customers fluctuates based on the number of systems that are on order and on the status of each system against the payment schedule. These advance payments represent deferred revenue that will be earned as products are manufactured and shipped. Should the Company not be able to continue this practice, other means of financing would be necessary to provide the working capital needed to fulfill production requirements.

    The Company established a bridge debt credit facility in the amount of $2 million in December 1995. The amounts borrowed under this credit facility were repaid on May 1, 1996 from the proceeds of the Company's initial public offering.

    The Company currently has $2 million of short-term bank debt. Interest is charged at prime plus 1%. The Company expects that this amount will be repaid from the proceeds of the Company's initial public offering on or before June 30, 1996.

    The Company's initial public offering was completed on April 30, 1996, resulting in net proceeds to the Company (after underwriting discounts and expenses) of approximately $8.2 million. On May 23, 1996 the Company's underwriter exercised its over-allotment option for an additional 135,000 shares of common stock resulting in additional net proceeds of $1.3 million.

    The Company believes that, based on current estimates, the net proceeds of the Common Stock offered in its initial public offering, together with its current cash balances, FAA funding to be received in 1996 pursuant to the Company's subcontract with IFS and cash generated from operations, will be sufficient to meet its working capital, debt repayment and capital expenditure requirements into the second quarter of 1997. However, it is possible that cash generated from operations may not be sufficient to satisfy the Company's requirements. Under such circumstances, the Company would need to sell additional equity or debt securities or obtain bank or other credit facilities. The sale of additional equity securities as a means of financing could result in additional dilution to the Company's stockholders. There can be no assurance that the Company will be able to sell such securities or obtain such credit facilities on acceptable terms in the future, if at all. The Company's inability to fund its capital requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

                                    BUSINESS

GENERAL

    InVision Technologies, Inc. was organized in September 1990 to develop, manufacture, market and support a computed tomography ("CT") based system for the automated detection of explosive devices in baggage, parcels and freight. Based in part on FAA certification of the CTX 5000, the Company believes that CT-based technology is the best technology currently available for providing high confidence detection of hidden explosives regardless of the nature of the explosive material.

    InVision was initially organized as a 50/50 joint venture between Imatron, Inc. ("Imatron") and FI.M.A.I. Holding, S.A. ("FI.M.A.I."), an investment company. Imatron is a manufacturer of ultrafast CT medical scanners. Imatron provided a technology license to the Company, together with an early prototype CT-based explosive detection system, while FI.M.A.I. provided the majority of private development financing. In 1994, FI.M.A.I. transferred its ownership interest in the Company to HARAX Holdings, S.A. ("HARAX") and ElectroParts Holdings, S.A. ("ElectroParts"). HARAX and ElectroParts are affiliates of FI.M.A.I.

    The Company's sole product is the CTX 5000, an explosive detection system for use in the inspection of commercial aviation luggage, parcels and freight. The CTX 5000, using computer software, automatically interprets CT data, and, based on density and mass, is able to locate potential explosive devices (threats). Upon detection of a possible threat, the CTX 5000 automatically triggers an alarm and allows the operator to fully reveal the threat and determine whether the threat has the characteristics of an actual explosive device.

    In September 1991, InVision, through a subcontract with IFS, received funding from an FAA contract for the development and testing of the CTX 5000 at an international airport. In February 1996, the Company entered into a subcontract with IFS to perform activities under an FAA grant which was awarded to IFS. Such subcontract will provide up to $2.0 million to the Company during 1996 for use in increasing throughput and lowering the cost of the CTX 5000. The Company was also notified that IFS may receive up to an additional $2.1 million from the FAA in 1997 of which the Company expects to receive $2.0 million for further throughput enhancement and cost reduction activities in 1997. This most recent award represents a continuation of FAA funding of new product development by the Company. To date, the Company has received an aggregate of $6.8 million in FAA funding through its subcontract with IFS and hopes to continue to receive such funding in the future.

    In December 1994, the CTX 5000 became the first EDS system to be certified by the FAA for domestic and international use. The Company believes that FAA certification has been significant as an indication of the detection capability of the CTX 5000. Although the CTX 5000 has proven its detection capability through FAA certification, there currently is no requirement that U.S. airlines (or international airlines or airports) deploy FAA certified explosive detection systems or that U.S. airlines (or most international airlines or airports) deploy explosive detection systems at all. Even if the FAA were to require certified explosive detection systems at domestic airports and for domestic carriers, it would not be able to compel such use internationally. Nevertheless, the Company believes certification is an endorsement of the CTX 5000's detection capability and aids its marketing efforts both domestically and internationally. The CTX 5000 is the only system to have received FAA certification to date. In order to meet the throughput requirements of certification, two units were combined and tested as a single system.

INDUSTRY BACKGROUND

    In the 1970's, the commercial aviation industry faced a large and growing threat from hijackings. In response, the FAA implemented policies requiring airlines to screen carry-on baggage for hidden weapons. Today, there are over 7,000 x-ray scanners installed worldwide for the screening of passenger carry-on baggage, and the incidence of airline hijacking has declined dramatically.

    However, while the incidence of hijacking was reduced, terrorists in some cases adopted the tactic of airline bombings. According to the report of the President's Commission On Aviation Security And

Terrorism dated August 4, 1989, there were over 42 bombings against civilian aviation targets between 1975 and 1989. Probably the single bombing which had the greatest effect on public perceptions of risk was the bombing of Pan Am Flight 103 over Lockerbie, Scotland in December 1988. Essentially all of these bombings occurred outside the United States, although in many cases planes operated by U.S. carriers were the targets of the bombings.

    The incidence of civil aviation bombing demonstrated that current aviation security systems and technologies were inadequate for the detection of hidden explosives. In particular, it became apparent that existing x-ray screening technologies were primarily effective in the detection of weapons and metal objects but were not effective in the detection of explosive devices. While conventional x-ray systems can be enhanced in certain respects to improve their effectiveness in detecting certain types of bombs, sophisticated triggering devices and explosive materials can be concealed in such a manner as to make these security devices unreliable for the detection of explosives. For example, post crash analysis indicated that the device used in the bombing of Flight 103 was a small volume, high yield plastic military explosive, weighing less than one kilogram, which was undetectable by the operator of deployed screening systems.

    While security can be enhanced through the adoption of techniques such as matching passengers with luggage, the FAA and aviation security agencies in foreign countries recognized the need for more effective screening technologies surpassing the capabilities of conventional x-ray systems. In 1985, the FAA announced its intention to encourage the development of EDS technology, to increase its funding of new technology development, and to encourage the screening of checked baggage for hidden explosives. Outside the United States, international airports, commercial airlines and government agencies responsible for airline safety have also encouraged the development of new technology for use in detecting the presence of explosives in luggage.

    In the wake of the bombing of Pan Am Flight 103, Congress passed the Aviation Security Improvement Act of 1990 (the "Aviation Act"). The Aviation Act both directed and authorized the FAA to establish an accelerated research and development program for the development and implementation of technologies and procedures to counteract terrorist acts against civil aviation. Under the Aviation Act, deployment of explosive detection systems may be required if the FAA administrator certifies that, based on the results of tests conducted pursuant to protocols developed upon consultation with expert scientists from outside the FAA, such equipment alone or as part of an integrated system can detect under realistic air carrier operating conditions the amounts, configurations, and types of explosive material which would be likely to be used to cause catastrophic damage to commercial aircraft. The criteria for certification were published in September 1993.

THE INVISION SOLUTION

    InVision was organized to develop CT-based technology, which had been widely adopted in the medical scanning industry, for the detection of hidden explosives. CT technology is based on a technique of rotating an x-ray source around the object being analyzed, rather than passing a single x-ray through the object, thereby allowing assessment of the object from many different angles. In this way, using highly sophisticated algorithms, CT technology is able to "see into" an object regardless of superimposition or neighboring objects, and also to characterize density, mass, uniformity and morphology of the objects. This distinct capability of CT technology makes it very well suited to very high value scanning applications in the aviation industry where detection is essential. The Company believes that CT technology can bring to EDS applications the same performance advantages which it has provided to the medical scanning industry, where CT-based systems (CAT scans) have clearly surpassed conventional x-rays for purposes of sensitive scanning requirements.

    The Company's sole product, the CTX 5000, uses CT technology and materials interpretation software to provide high confidence automated detection of explosives and other contraband concealed in luggage, parcels and freight. The Company believes that the CTX 5000 is the only system capable of detecting all categories of explosives considered by the FAA to be a threat to commercial aviation on a reliable basis.

    The CTX 5000 uses a source of x-rays rotating around an object to obtain a large number of very precise x-ray "views" or "profiles" in order to create two dimensional images of the object's cross section (slice). InVision's volumetric modeling software then reconstructs images of the object based on cross-sectional CT-data. The image itself is actually a mapping of the density of each volume element within the imaged cross section. The CTX 5000 uses its data to determine the physical characteristics of objects and measure their density, volume, mass, shape, homogeneity and texture and then provide a quantitative measure of the material's characteristics, regardless of position inside the luggage and surrounding objects.

    Following the quantitative measurement of material's characteristics, the CTX 5000's computer software automatically interprets the CT-data, compares the characteristics of suspect objects to a database containing the characteristics of compounds used in explosive devices, and identifies objects with characteristics similar to explosive devices (threats).

    Upon identification of a threat, the CTX 5000 automatically triggers an alarm, thus eliminating reliance on an operator to interpret each image of the contents of the luggage. The operator then is able to use the CTX 5000 to focus on the suspect object, obtain enhanced images of the threat, and accurately detect the presence of concealed explosives.

    Certain European airports have implemented a multi-level explosive detection system. At the first level ("Level 1") 100% of baggage is screened by a primary high-throughput EDS technology. Images of baggage that alarm at Level 1 are reviewed by an operator or secondary screening device ("Level 2"). Baggage which can not be cleared at Level 2 is then inspected by a tertiary screening device ("Level 3"). The CTX 5000 is positioned horizontally across all levels of the various multiple level configurations. The CTX 5000 is primarily sold as both a Level 2 and Level 3 scanner for its entry into the European marketplace. InVision will continue to sell the CTX 5000 as a Level 2 and Level 3 system while attempting to broaden the market's awareness of the CTX 5000 as a primary (Level 1 or stand-alone) high detection system.

    While the current throughput limitations of the CTX 5000 have made it difficult to sell the CTX 5000 as a Level 1 system in the multi-level detection systems used in Europe to date, management believes that this multi-level system represents a significant compromise in detection and increases the complexity of the baggage handling system. Specifically, the Level 1 systems in the current implementation do not detect explosives with a high level of confidence. As a result, the overall effectiveness of the combined system is limited to the detection capability of the Level 1 machine.

COMPANY STRATEGY

    The Company's primary objective is to make the CTX 5000 system a critical facet of every major airport's security operation, and in doing so, eliminate passenger baggage as a venue for terrorist activities. To achieve this objective, the Company has implemented a business strategy incorporating the following key elements:

    MAINTAIN TECHNICAL CAPABILITY AND CONTINUOUS PRODUCT IMPROVEMENT. The Company is not aware of any competitor's commercially available explosive detection system that has a detection rate as high as that of the CTX 5000. The Company believes that competitors would require a substantial amount of time to incorporate CT-based technology into their EDS products. The Company's continued research and development efforts are dedicated to continuing to improve the throughput, alarm resolution, reliability and serviceability of the CTX 5000 while maintaining what it believes are the industry's highest detection levels.

    DIRECTED SALES AND MARKETING. The Company's sales and marketing strategy includes maintaining and developing close working relationships with its customers and potential customers in order to understand their needs and exceed their expectations for automated explosives detection. The Company has established a customer project management group which provides critical pre- and post-sale support for the Company's product to ensure customer satisfaction.

    STRENGTHEN POSITION IN THE LEVEL 3 AND LEVEL 2 SYSTEMS MARKETPLACE. The Company believes that the CTX 5000 has proven to be an effective Level 3 system. In Brussels and Manchester, where the CTX 5000 is being integrated into the baggage handling system, the CTX 5000 is utilized as a Level 2 system as well. The Company plans to increase its efforts in the Level 3 market, and to continue to establish a position in the Level 2 market.

    DEVELOP SYSTEM FOR LEVEL 1 MARKETPLACE. InVision's current throughput level has limited its ability to market the CTX 5000 as a Level 1 System in most locations. The CTX 5000 is currently used as a Level 1 System in Tel Aviv and a CTX 5000 system owned by a U.S. airline is being used as a Level 1 System in an operational test in San Francisco. The Company intends to develop a higher throughput version of the system and management believes that the combination of higher throughput and FAA certification could make the CTX 5000 the choice for security conscious Level 1 customers.

THE CTX 5000

    The Company believes that the following aspects of the CTX 5000 offer significant advantages over other explosive detection approaches:

    DETECTION OF ALL TYPES OF EXPLOSIVES. No other single or combination of technologies known to the Company can achieve the high detection levels of the CTX 5000 for bulk military, sheet, powder and commercial explosives. No existing technology known to the Company, other than the CTX 5000, can consistently identify sheet explosives.

    AUTOMATIC DETECTION.   The  CTX 5000  automatically alarms  when a  possible
explosive (threat) is detected, eliminating total reliance on an operator for reviewing each image of the luggage.

    QUANTITATIVE INSPECTION. The CTX 5000 is the only explosive detection system known by the Company which collects and analyzes quantitative data of each object contained in luggage to estimate the volume, mass, and type of explosive.

    THREAT RESOLUTION CAPABILITY. The uncluttered CT-images produced by the CTX 5000 provide a means for security personnel to unambiguously identify explosive devices and resolve false alarms.

EDS TECHNOLOGY

    CTX 5000 TECHNOLOGY. The CTX 5000 is a CT scanner modified by InVision's proprietary enhancements. Such enhancements were necessary to convert a technology designed to create images for human (physician) interpretation operating on a low duty cycle into a system with automatic (computer) interpretation of images designed to operate continuously in excess of 16 hours per day. The CTX 5000 is designed to make up to 70,000 CT scans (slices) per day, as compared to the few thousand which is typical of medical CT scanners.

    The CTX 5000 collects an x-ray projection image to determine the location of any potential threats. If the CTX 5000 determines secondary analysis is necessary, it will reconstruct several slices along an axis to create a series of cross-sectional slices. Using this data the CTX 5000 can calculate the volume and mass of the object, determine its uniformity and consistency, determine shape (important in explosive yield), and locate and highlight detonators and timing circuits. An operator is then alerted to the presence of an object that meets certain recognition criteria. The cross section images are displayed and the suspect object is highlighted in different colors.

    Once a threat occurs, the CTX 5000 provides a means for security personnel to unambiguously identify explosive devices and resolve false alarms. Computer analysis is a much lower risk option to the security personnel and its operational impact is not significant. In the United States it is not lawful to open a passenger's bag without the passenger being present.

    COMPETING TECHNOLOGIES. The Company is encountering competition from numerous explosive detection suppliers. Specifically, three companies, Vivid Technologies, Inc. ("Vivid"), Thermedics, Inc. ("Thermedics") and EG&G Astrophysics Research Corporation ("Astrophysics") have introduced

EDS products which are currently being used in several airports as part of a multi-level security system. Other companies worldwide manufacture mature dual energy x-ray systems that were developed for weapons, not for explosives detection. Below is a brief description of the three main classes of competing EDS technologies.

        X-RAY TECHNIQUES (VIVID AND ASTROPHYSICS): Dual energy x-ray scanners add the capability of discriminating between organic and inorganic materials but in the past have required the interpretation of every image by an operator because they lacked automated analysis of the data. Competitors offering conventional dual energy x-ray products are developing and introducing enhanced systems. Over the past five years, dual energy x-ray has been enhanced by the addition of better material resolution by companies such as Vivid and Astrophysics. These companies have also implemented automated analysis of the images. These developments lead to an improved detection of bulk military explosives; however, significant limitations in the detection of commercial, powder and sheet explosives remain. Products from these companies are currently being evaluated in several airports or have been purchased as part of a combined technology security system. The main advantage of x-ray systems is throughput. These companies claim throughput rates of 700 to 1000 bags per hour or more, compared to InVision's throughput rate of approximately 300 bags per hour.

        TRACE DETECTION TECHNIQUES (THERMEDICS): Currently available trace detection technologies have achieved some level of acceptance for limited applications including the screening of people. However, hermetically sealed explosives cannot be detected, and these systems are labor intensive and do not provide images for threat resolution. Thermedics trace detection systems are currently being used and evaluated in several airports for threat resolution as part of a multi-level system.

        QUADROPOLE RESONANCE (QUANTUM MAGNETICS, MARCONI LTD.): Still in the early stages of development and testing, this technique uses a series of radio frequency pulses and is related to magnetic resonance imaging ("MRI"). Quadropole Resonance is highly specific and effective for selected types of explosives. Hurdles which must be overcome before commercial deployment of Quadropole Resonance include long inspection times for certain explosives, the lack of images for threat resolution, the inability to detect explosives concealed in metallic containers and problems associated with interference from normal airport radio signals.

COMPETITION

    The EDS market is becoming intensely competitive and the Company expects competition to intensify as aviation security authorities establish the security standards under which their countries and airports will operate. The market includes vendors specifically dedicated to the EDS market as well as major corporations competing in other markets which have considerably greater resources than InVision. The Company is aware of major corporations that intend to enter the EDS market, such as Lockheed/Martin Corporation which has recently announced an intention to market, and which has received an FAA grant to develop, a CT-based explosive detection system. Many of InVision's current and potential competitors have greater financial, marketing, technical and other resources than InVision. While the Company believes that its CTX 5000 offers a higher level of security and better overall performance than its primary competitors' systems, certain potential customers have shown a preference for such competitors' systems due to their lower cost and faster throughput. The Company is also aware of corporations that are developing other approaches to decreasing the threat of terrorist bombings of commercial airlines such as Kevlar-Registered Trademark- linings used to protect the cargo holds of airplanes.

    Competitive factors include absolute product performance (detection), throughput, relative price/ performance, product quality and reliability, ease of understanding and use, marketing capability, service and support, financial resources, size of installed base, name recognition and corporate reputation.

    InVision may need to increase the throughput of the CTX 5000 in order to remain competitive in the EDS market. The Company's competitors have claimed significantly higher throughput levels than InVision and will attempt to increase the detection levels associated with their present systems. New competitors also may introduce systems with detection comparable to the CTX 5000, but that have greater throughput. There can be no assurance that the Company will continue to successfully market the CTX 5000 based upon its higher detection rate or that the Company will be able to significantly improve the throughput of the CTX 5000.

    In Europe, one of the major markets for the CTX 5000, the CTX 5000 is not able to scan all sizes of luggage. The EDS technology offered by many of the Company's competitors are generally able to scan such luggage. Present EDS technology, or EDS systems developed in the future, that are able to scan all sizes of permitted baggage in European airports, have, or will have, a competitive advantage over the CTX 5000 based upon configuration.

    The CTX 5000 has a higher cost of manufacture than competing systems and must be priced at a significantly higher price. The average sales price for a single CTX 5000 system is in excess of $800,000, whereas the Company is advised that its competitors offer systems generally priced from $100,000 to $500,000. To meet the throughput requirements for FAA certification, a customer would be required to pay approximately $1,600,000 for an EDS composed of two CTX 5000 systems. The importance of certification is the benefit the Company believes it derives from having the only certified explosive detection system currently available. There can be no assurance that customers will perceive the price performance advantages that the Company believes to be inherent in its CTX 5000 system.

FAA CONTRACT

    In September 1990, InVision, utilizing an early prototype of the CTX 5000, successfully detected the presence of a variety of explosives in an FAA sponsored test. In order to receive funding from an FAA development contract (the "FAA Contract") the Company formed IFS and contributed to its capital in exchange for non-voting preferred stock. The purpose of forming IFS was to enable InVision to perform work under the FAA Contract without obtaining access to certain classified information which, under the security regulations of the Federal government, cannot currently be made available to InVision as a result of the substantial foreign ownership interest in InVision.

    Based on the September 1990 test, IFS was awarded the FAA Contract in September 1991, which provided for the final development and testing of the CTX 5000 at an international airport. IFS was the primary contractor under the FAA Contract and, in turn, has granted a subcontract to InVision covering approximately 90% of the work performed under the FAA Contract. InVision owns 100% of the non-voting preferred stock of IFS but owns no voting stock and has no right to participate on the IFS board of directors.

    In February 1996, the Company entered into a subcontract with IFS to perform activities under an FAA grant which was awarded to IFS. Such subcontract will provide up to $2.0 million to the Company during 1996 for use in increasing throughput and lowering the cost of the CTX 5000. The Company was also notified that IFS may receive up to an additional $2.1 million from the FAA in 1997 of which the Company expects to receive $2.0 million for further throughput enhancement and cost reduction activities in 1997.

    The CTX 5000, in a parallel configuration of two units, is currently the only FAA certified explosive detection system. The Company is not aware of any current or development stage technology which is expected to commence the FAA certification test procedure in the near future.

MARKETING, SALES AND SERVICE

    The market for EDS technology is largely undeveloped. The Company believes that the growth of the EDS market will be dependent on the evolution and acceptance of EDS technology and the public's perception of the risks associated with air travel.

    CUSTOMERS. The Company's primary target customers are the top 125 international airports around the world and the major United States airlines that serve international airports. Accordingly, the Company's marketing efforts are currently focused on: (1) international customers whose governments have established regulations for deployment of explosive detection systems; (2) new airports under construction; and (3) FAA operational tests at key U.S. airports to support the FAA rule making process and to encourage deployment of EDS technology by U.S. airlines. Based on current sales activities and on the perceived terrorist threat in Europe and Asia, the Company believes that deployment of advanced explosive detection technology is likely to proceed, if at all, first in Europe, then in Asia, and then the United States.

    Key installations and customers include:

    BRUSSELS: In June 1994, InVision received its first CTX 5000 order from the Brussels International Airport. This system was delivered in November 1994 and accepted by the customer in March 1995. The CTX 5000 in Brussels is integrated at Level 2 with input and output queuing conveyor belts as a part of an EDS screening platform. Brussels represented 12% of total revenues for 1995.

    MANCHESTER: In December 1994, the Manchester Airport Authority ordered 10 CTX 5000 systems for integration at Level 2. The Manchester Airport will be the first demonstration of high detection, high throughput implementation of a two-level explosive detection system. Manchester Airport represented 48% of total revenues for 1995. Of the 10 orders received from Manchester, 6 were delivered in 1995 and the remaining 4 were delivered before March 15, 1996.

    THE ISRAEL AIRPORTS AUTHORITY: In April 1995, after an extensive trial, The Israel Airports Authority ("Israel") purchased its first CTX 5000 system. In June 1995, Israel ordered an additional unit which was delivered in January 1996. Most recently, in February 1996, Israel ordered two additional units that the Company expects to deliver before the end of September 1996. Israel is using the CTX 5000 in front of the check in counter to scan selected luggage.

    LONDON: British Airport Authority (BAA) ordered one CTX 5000 in October 1994. This unit was delivered in February 1995 to the Gatwick (London) Airport. The unit has been extensively tested and is part of the multi-level system in development and test by the BAA.

    UNITED AIRLINES: The first CTX 5000 for domestic use was purchased by United Airlines and was delivered to the San Francisco International Airport in November 1995. The unit is used behind the check in counters in the international terminal for screening international luggage. The FAA has funded this installation and is closely monitoring the tests to collect data for evaluating the use of CT-based EDS technology. United Airlines represented 10% of total revenues for 1995.

    DELTA AIRLINES: In July 1995, Delta Airlines ordered two CTX 5000 units. These units were delivered in April, 1996. The installation of these units is funded by the FAA and is monitored by the FAA in substantially the same manner as the United Airlines San Francisco installation was funded and is maintained by the FAA. These units are installed in Atlanta, Georgia.

    NORTHWEST AIRLINES: In February 1996, Northwest Airlines ordered two CTX 5000 units. The Company expects to deliver these units before the end of August 1996. When and if delivered, the installation of these units would be funded by the FAA and would be monitored by the FAA in substantially the same manner as the United Airlines San Francisco installation was funded and is maintained by the FAA. Northwest Airlines intends to install these units in Manila, Philippines.

    EL AL ISRAEL AIRLINES, LTD. In March 1996, El Al Israel Airlines, Ltd. ordered one CTX 5000 unit. The Company expects to deliver such unit before September 1996. El Al Israel Airlines, Ltd. intends to install this unit at the John F. Kennedy Airport in New York, New York.

    SALES. The Company, in most territories, markets its products directly through in-house sales personnel in conjunction with independent sales representatives. In certain territories, the Company markets indirectly through independent distributors. The Company supports its independent representatives and distributors with training, promotional literature, a multi-media presentation, marketing videos, competitive analysis, prospect generation, and technical pre-sales and integration support. The Company markets the CTX 5000 directly in the United States.

    Customers may initially purchase a single CTX 5000 unit for extended evaluation and testing and determine any volume purchases based upon the performance of that unit. The sales cycle typically runs from six to twelve months. During this time, multiple customer contacts by either InVision personnel, independent representatives or distributor personnel are necessary to present the product, assist in the design of the installation and negotiate the terms of the sale. Often, local government regulators become involved in the sales decision process or provide funds for the purchase.

    The Company believes that strong sales in the current European EDS market and the emerging Asian market are critical to the Company's success pending any future development of a U.S. market for explosive detection systems. International sales represented approximately 90% of the Company's revenues from product sales in the year ended December 31, 1995, the first year of customer revenues. In November 1995, the Company shipped its first unit to a U.S. customer. Because of the magnitude of its international sales, the Company is subject to the normal risks of conducting business internationally. See "Risk Factors -- International Business."

    The FAA has been encouraging the development and deployment of EDS technology and has worked with the Company to bring about initial sales and field tests of the CTX 5000 in the United States. In particular, one installation at the San Francisco International Airport has been completed and operations have commenced. Funding for this demonstration project, as well as technical and administrative oversight, is provided by the FAA. To date, three U.S. airlines currently have placed orders with InVision for CTX 5000 systems related to this demonstration project.

    The Company believes that a close working relationship with its customers and potential customers helps to ensure that the Company's products are designed to meet the airport security industry's detection and operational performance requirements. Beginning with the pre-sales process, InVision personnel may review and model certain variables related to a potential CTX 5000 installation site. This information is utilized to design or simulate certain communications and baggage handling systems for successful integration in an airport. For example, customer-requested projects have included (1) a remote display station option which will allow security screeners to be remotely located from the actual bag, (2) an automatic baggage rotation and centering conveyor which reduces the need for human intervention in feeding bags to the CTX 5000 from the main baggage handling systems, and (3) integration with queuing conveyor belt systems. Some of these improvements, once successful, have become an option offered to all of the Company's customers. In some cases, the customer may subsidize all or part of the development cost of these options, although such financial support is often not provided. The Company typically offers a one year warranty. On average, the Company provides one week of on-site training included with the price of the system. Subsequent training is provided for a fee.

    SERVICE.    The Company  believes that  the quality  and reliability  of its systems and the Company's rapid response time are important to customer satisfaction. Consequently, InVision offers an array of customer services and support programs, including hardware maintenance and service, software service and upgrades, documentation support and training. The Company intends to add customer support personnel as the number of installed InVision systems grows.

    InVision provides limited warranties in connection with the sales of its systems. The Company expects that many of its customers will enter into maintenance contracts with the Company.

MANUFACTURING

    The Company manufactures the CTX 5000 at its leased facility in Foster City, California. The Company's manufacturing operations consist primarily of materials management, assembly, test and quality control of parts, components and subassemblies and final system test. Using the Company's designs and specifications, subcontractors assemble mechanical and electrical sub-components. The Company performs final assembly and test of these systems along with integration with the computer and software systems.

    InVision has a limited manufacturing history. Over the two years prior to May 31, 1996, 21 systems have been produced. Seventeen of these systems have been shipped to end users, two have been shipped to the FAA (one of which replaces the original prototype delivered to the FAA), one has been shipped to a distributor, and one remains as the Company's engineering development system.

    The Company would need to significantly build its manufacturing organization in order to meet any increase in volume. Should orders significantly surpass projections, the Company believes it could develop strategic partners and/or contract or license some of its manufacturing.

    Although InVision uses many standard parts and components for its products, certain custom components are currently available only from limited or single sources. The inability to develop alternative sources, a reduction or interruption in supply, or a significant increase in the price of one or more components, would adversely affect InVision's business and operating results.

RESEARCH AND DEVELOPMENT

    GENERAL. The Company's research and development efforts are focused on enhancing both the hardware and software components of the CTX 5000. Among the software development activities are: increased throughput programs; inspection algorithm enhancements for higher detectability and lower false alarms; and completion of the final software architectural platform. Hardware development activities consist primarily of minor modifications and preparation of documentation in anticipation of volume production. In February 1996, the Company entered into a subcontract with IFS to perform activities under an FAA development grant which was awarded to IFS. Such subcontract will provide the Company with up to $2.0 million during 1996 for increasing the throughput and reducing the cost of the CTX 5000. The Company was also notified that IFS may receive up to an additional $2.1 million from the FAA in 1997 of which the Company expects to receive $2.0 million for further throughput enhancement and cost reduction activities in 1997.

    THROUGHPUT. InVision's CTX 5000 currently has a measured throughput of approximately 300 bags per hour (bph). A system composed of two CTX 5000 configured side by side was used to meet the FAA's certification throughput requirement of 450 bph for EDS's. InVision engineers believe they have identified the engineering tasks required to increase the CTX 5000's throughput to 450 bph and have determined the feasibility of such tasks. The Company is scheduled to start the development of its first 450 bph system in 1996.

    INTEGRATION. InVision currently is positioning its CTX 5000 in Europe as a Level 2 and Level 3 system. Critical to this approach is the operational integration of the CTX 5000 into an airport's baggage handling system. InVision has been developing operational interfaces and infeed and outfeed conveyors for integration for the past year. The CTX 5000 shipped to an airport authority in Brussels, Belgium in November 1994 was the first implementation of this integration hardware and software. InVision will continue to refine its conveyor integration systems in 1996 and the following years in order to provide customers with a seamless, fully integrated system.

    During 1993, 1994 and 1995, the Company's research and development expenses were approximately $1.6 million, $1.7 million and $1.9 million, respectively. The Company intends to continue making substantial investments in research and development activities for the development of new hardware and software enhancements, upgrades and products to maintain and improve its competitive position in the evolving marketplace.

PATENTS AND LICENSES

    The Company relies on a combination of copyrights and trade secrets to protect the proprietary elements of the CTX 5000. Although medical CT technology is relatively mature and widely known, the Company believes that several of the software enhancements which make such technology practical for baggage screening are novel and difficult to replicate. In addition, in the United States, the Company has obtained a patent on the use of CT-based technology for the detection of concealed objects using a pre-scanner but does not rely on this patent. Foreign counterparts to this patent application will not be filed. There can be no assurance that such patent would be effective in preventing CT-based competition. The Company also relies on a combination of trade secrets, proprietary technology and know-how to protect its intellectual property.

    The Company also holds an exclusive, royalty-free, worldwide license from Imatron (obtained in connection with the formation of the Company) under Imatron's patents and know-how to develop, manufacture and sell (a) systems for the inspection of mail, freight, parcels and baggage, and (b) compact medical scanner products for military field applications. The Company, in exchange, granted to Imatron an exclusive, royalty-free, worldwide license under the Company's patent or future patents and know-how to permit Imatron to utilize such technology in medical scanner products (other than compact medical scanner products for military field applications). Imatron is a stockholder of the Company and is a manufacturer of medical scanning systems and holds a portfolio of CT patents.

    The Company attempts to protect its trade secrets and other proprietary rights through formal agreements with employees, customers, suppliers and consultants. Although the Company intends to protect its rights vigorously, there can be no assurance that these efforts will be successful.

    While the Company believes that its intellectual property rights are valuable, the Company also believes that because of the rapid pace of technological change in the industry, factors such as innovative skills, technical expertise, the ability to adapt quickly to new technologies and evolving customer requirements, product support, and customer relations are of greater competitive significance.

POTENTIAL FUTURE MARKETS AND PRODUCTS

    The Company is currently focused on the development and deployment of its CTX 5000 for explosives detection. However, while the Company has not initiated a formal program to enter into new markets or develop new products and does not intend to initiate such a program in the near future, the Company believes that the vast amount of information the CTX 5000 collects (or is capable of collecting) about concealed objects should, in the future, enable InVision to pursue additional applications of its core technology, including:

    CONCOURSE SCANNING. InVision is exploring the potential of adapting the CTX 5000 for concourse scanning of passengers and their luggage at check-in with a joint venture partner. However, the cost of manufacture of the CTX 5000 substantially exceeds that of x-ray systems currently in use and this application will not be fully developed unless aviation security authorities are prepared to replace their current equipment, which screens only for weapons, with EDS technology.

    CONTRABAND DETECTION. There is interest internationally in the ability to detect narcotics. Customs and drug enforcement agencies in many countries desire to reduce or prevent narcotics trafficking. Given these organizations' limited manpower, they are seeking automated technologies to help them detect narcotics.

    FREIGHT AND PARCEL SCREENING. The CTX 5000 can inspect parcels and small freight for explosives and contraband. The Company believes that potential applications include providing CT-based EDS technology to delivery services throughout the world.

    POSTAL SCREENING. In some areas in the world the postal service is a common target for bombing. Booby traps in specially triggered devices are fabricated, packaged and shipped via the postal service to their targets. This form of terrorism has been used successfully in several countries, including Spain, Greece, Turkey, the United States and Thailand, and is a significant concern to government agencies.

EMPLOYEES

    As of May 31, 1996 InVision employed 69 people, of whom 24 were primarily engaged in engineering and research and development activities, 8 in marketing and sales, 24 in manufacturing and customer support and field services, and 13 in administration and finance. In addition, InVision utilizes the services of 8 full-time consultants and temporary employees as of May 31, 1996. Management believes that the Company's relationship with its employees is good.

FACILITIES

    InVision's principal administrative, marketing, development and manufacturing facility is located in Foster City, California and consists of approximately 27,000 square feet under a lease which expires in October 1998. The Company has an option to extend the lease for one year. The base rent under this lease is approximately $300,000 per year. The Company believes that additional space will be required for growth in 1996.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and officers of InVision as of the date of this Prospectus are as follows:

              NAME                 AGE                  POSITION
- ---------------------------------  ---  ----------------------------------------
Dr. Sergio Magistri                43   President, Chief Executive Officer and
                                         Director
Sauveur Chemouni                   42   Vice President, Engineering
Curtis P. DiSibio                  39   Vice President and Chief Financial
                                         Officer
David Pillor                       41   Senior Vice President, Sales and
                                         Marketing
Dr. Benno Stebler                  43   Vice President, Manufacturing
Stephen Wolff                      37   Vice President, Marketing & Product
                                         Development
Dr. Douglas P. Boyd                54   Director
Dr. Giovanni Lanzara               55   Director, Chairman of the Board
Dr. Bruno Trezza                   58   Director

    Dr. Sergio Magistri, President, Chief Executive Officer and Director of the Company joined InVision in December 1992. From June 1991 to November 1992, he was a Project Manager at AGIE, Switzerland, a manufacturer of high precision tooling equipment, responsible for all aspects of a family of new products for high precision electro-erosion machining with sub-micron precision. From 1988 to June 1991 he was a consultant to high technology companies including FI.M.A.I. As a consultant to FI.M.A.I., Dr. Magistri was involved in the formation of InVision, the development of its business plan and its technology. From 1983 to 1988, he was Engineering Physicist, Manager Advanced Reconstruction System, and Director of Computer Engineering at Imatron. Dr. Magistri received his diploma of Electrical Engineering and doctorate in Biomedical Engineering from the Swiss Institute of Technology, Zurich, Switzerland.

    Mr. Sauveur Chemouni, Vice President of Engineering, joined InVision in 1990. He has over 15 years experience in system design and software for inspection, animation and simulation. From 1988 to 1990, he was with Imatron, a CT medical scanner company, where he co-developed the predecessor of the CTX 5000. From 1983-1988 he was owner of a computer graphics company. Mr. Chemouni obtained a degree in physics in 1978 in Grenoble, France, and a Masters degree in Computer Sciences from Supelec, in Paris, France.

    Mr. Curtis P. DiSibio, Chief Financial Officer, joined InVision in April 1991. He has over 15 years of experience in financial management, consulting and audit of San Francisco Bay Area high technology companies. After six years in public accounting, in 1986 he joined Trilogy Systems Corporation ("Trilogy"), a development stage mainframe computer company, as controller and part of the turnaround management team. At Trilogy he participated in the sale of Trilogy's operations to Digital Equipment Corporation. From 1987 to 1990 he was Treasurer and later Chief Financial Officer of ELXSI Corporation, a publicly traded mini-super computer company which Trilogy had acquired. Mr. DiSibio is a C.P.A. and received an M.B.A from Santa Clara University.

    Mr. David M. Pillor, Senior Vice President, Sales and Marketing, joined InVision in July 1994 with over 15 years of experience in sales, and sales management of high technology products, including CT and MRI scanners. From 1988 to July 1994, Mr. Pillor held the positions of Area Sales Manager, National Sales Manager and Vice President of Sales with Technomed International in Boston, Massachusetts, a medical products company, where he was responsible for international sales & marketing and the launch of new technologies including lithotripsy. Mr. Pillor received his Bachelor's of Science degree in Chemistry from the University of Maryland.

    Dr. Benno Stebler, Vice President, Manufacturing, joined InVision in May 1991. He has more than 12 years experience in CT and MRI scanners. From 1989 to 1991, Dr. Stebler was employed at Toshiba

America, a consumer electronics company, where he was responsible for the architecture of a new generation MRI system. Dr. Stebler was involved in the fields of image reconstruction and system design at Imatron from 1986 to 1989, where he was also Software Manager of the compact medical scanner, a predecessor to the CTX 5000. Dr. Stebler received his diploma of Electrical Engineering and doctorate in Biomedical Engineering from the Swiss Institute of Technology, Zurich, Switzerland.

    Mr. Stephen Wolff, Vice President of Marketing & Product Development, joined InVision in 1990. He has over 10 years experience in explosives and contraband detection technology development. Prior to joining InVision, from 1981 to 1990 Mr. Wolff held various titles at Science Applications International, Corp., a government research contractor, including Project Coordinator for development of a Prototype Thermal Neutron Analysis explosive detection system. Mr. Wolff was also principle investigator for an FAA sponsored testing program for weapons detection technology. Mr. Wolff received a BS degree in Chemical Engineering from Imperial College, London, England. He completed his Masters degree in Chemical Engineering at Stanford University, Palo Alto, California.

    Dr. Douglas P. Boyd, Director, is a founder and director of Imatron where he has held several positions since its inception in 1981 and is presently its Chairman. Dr. Boyd holds many patents in CT and x-ray devices and is an Adjunct Professor of Radiology at the University of California, San Francisco. Dr. Boyd served as a Director of the Company from September 1990 to December 1992 and was reappointed to the Board of Directors in June 1993.

    Dr. Giovanni Lanzara, Director and Chairman of the Board, is a professor and head of the Transportation Engineering Department at the University of Aquila, Rome, Italy where he has served since 1978. Dr. Lanzara has served in advisory capacities to several European governments, holds patents in the field of transportation engineering and has been President of the International Center for Transportation Studies since 1987. Dr. Lanzara is a director of Imatron and has served as a Director of the Company since its inception.

    Dr. Bruno Trezza, Director, has been a professor of economics at the University "La Sapienza" in Rome, Italy since 1974. From 1980 to 1981 Dr. Trezza served as economic advisor to the Italian Prime Minister. He also served as member of the committee for economic planning of the Italian Ministry of Planning from 1974 to 1983. Dr. Trezza has served as a director of several private companies and public institutions in Italy. Dr. Trezza was elected to the Board of Directors in November 1993.

COMMITTEES

    The Audit Committee consists of Messrs. Boyd and Trezza. The Audit Committee makes recommendations to the Board regarding the selection of independent accountants, reviews the results and scope of the audit and other services provided by the Company's independent accountants, and reviews and evaluates the Company's control functions.

    The Compensation Committee consists of Messrs. Boyd and Lanzara. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for employees and consultants of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to the formation of a Compensation Committee in December 1995, the Board of Directors made all determinations with respect to executive officer compensation.

DIRECTOR COMPENSATION

    Non-employee directors currently receive $1,200 per day (per meeting) in cash compensation from the Company for their services as members of the Board of Directors, and are reimbursed for certain expenses in connection with attendance at Board and Committee meetings. Non-employee directors are paid consulting fees of approximately $1,200 per day for services rendered to the Company (each day services are rendered) which services may or may not be in connection for acting as directors of InVision. Consulting services rendered by members of the Board of Directors include long-term technical and product strategy, financing and financing strategy and general management advice.

    Aggregate consulting fees paid to directors of the Company were $193,000 in 1993, $136,280 in 1994 and $115,800 in 1995. During these years, individual directors who received consulting fees in excess of $60,000 in any individual calendar year were Francesco Scorsone (who received $90,000 in 1993) and Giovanni Lanzara (who received $100,000 in 1994 and $71,400 in 1995).

    OPTION GRANTS TO DIRECTORS IN THE LAST FISCAL YEAR

    The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1995 to each of the following directors:

                                                        INDIVIDUAL GRANTS
                                       ----------------------------------------------------          POTENTIAL REALIZABLE
                                                      PERCENTAGE                                       VALUE AT ASSUMED
                                        NUMBER OF      OF TOTAL                                      ANNUAL RATES OF STOCK
                                        SECURITIES      OPTIONS                                     PRICE APPRECIATION FOR
                                        UNDERLYING    GRANTED IN     PER SHARE                          OPTION TERM (6)
                                         OPTIONS        FISCAL       EXERCISE    EXPIRATION  -------------------------------------
NAME                                     GRANTED       1995 (5)        PRICE        DATE         0%           5%           10%
- -------------------------------------  ------------  -------------  -----------  ----------  -----------  -----------  -----------
Dr. Douglas P. Boyd..................      1,537(1)        *         $    1.10     06/10/05  $    15,216  $    24,786  $    39,467
                                          31,818(1)          7.1     $    2.20     10/30/05  $   279,998  $   456,088  $   726,244
Dr. Giovanni Lanzara.................     23,355(2)          5.2     $    1.10     06/10/05  $   231,215  $   376,624  $   599,711
                                          22,727(2)          5.1     $    2.20     10/30/05  $   199,998  $   325,775  $   518,742
Dr. Sergio Magistri..................     20,727(3)          4.6     $    1.10     06/10/05  $   205,197  $   334,245  $   532,229
                                          10,909(3)          2.4     $    2.20     10/30/05  $    95,999  $   156,373  $   248,997
Dr. Bruno Trezza.....................      1,537(4)        *         $    1.10     06/10/05  $    15,216  $    24,786  $    39,467
                                          22,727(4)          5.1     $    2.20     10/30/05  $   199,998  $   325,775  $   518,742

- ------------------------
 *  Less than 1%

(1) The options granted to Dr. Boyd to purchase 1,537 shares of Common Stock were fully vested on the date of grant and 31,818 shares of Common Stock become exercisable at a rate of 33% per year, over 3 years.

(2) The option granted to Dr. Lanzara to purchase 22,727 shares of Common Stock becomes exercisable at a rate of 33% per year over 3 years. The option granted to Dr. Lanzara to purchase 23,355 shares of Common Stock were fully vested on the date of grant.

(3) The options granted to Dr. Magistri to purchase 20,723 and 10,909 shares of Common Stock become exercisable at a rate of 25% and 33% per year, respectively, over 4 and 3 years, respectively.

(4) The options granted to Mr. Trezza to purchase 1,537 and 22,727 shares of Common Stock become exercisable at a rate of 25% and 33% per year, respectively, over 4 and 3 years, respectively.

(5) Based on an aggregate of 447,784 options granted to employees and directors of the Company in fiscal 1995 including the directors named above and the Named Executive Officers set forth in the Summary Compensation Table below.

(6) The potential realizable value is calculated based on the term of the option at this time of grant (ten years). Stock price appreciation of five percent and ten percent is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance. The potential realizable value of 0% appreciation measures the value of the option at effectiveness based on the assumed initial public offering price ($11.00) less the exercise price. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the proposed initial public offering price of $11.00 per share appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain compensation awarded or paid by the Company during the fiscal year ended December 31, 1995 to its President and Chief Executive Officer and the Company's other executive officers who earned more than $100,000 during the year ended December 31, 1995 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                      LONG-TERM
                                                                                                    COMPENSATION
                                                                                                       AWARDS
                                                                                                    -------------
                                                                                                      NUMBER OF
                                                                         ANNUAL COMPENSATION         SECURITIES
                                                                    ------------------------------   UNDERLYING
NAME AND PRINCIPAL POSITION                                             SALARY          BONUS          OPTIONS
- ------------------------------------------------------------------  --------------  --------------  -------------
Dr. Sergio Magistri ..............................................  $   141,982(1)        --             31,636
 President and Chief Executive Officer
Curtis P. DiSibio ................................................  $   109,000     $    18,790          19,663
 Chief Financial Officer
David Pillor .....................................................  $   100,000     $   117,790(2)       77,093
 Senior Vice President, Sales & Marketing
Dr. Benno Stebler ................................................  $   114,000     $    19,206          21,899
 Vice President, Manufacturing
Stephen Wolff ....................................................  $    82,499     $    23,325(3)       15,321
 Vice President, Marketing and Product Development

- ------------------------
(1) Includes approximately $10,000 of relocation expenses.

(2) Represents commission payments and includes $47,000 related to orders received in 1994.

(3) Includes commission payment of $20,325.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth the grant of stock options made during the fiscal year ended December 31, 1995 to the Named Executive Officers:

                                          INDIVIDUAL GRANTS
                                      --------------------------
                                                    PERCENTAGE                                  POTENTIAL REALIZABLE VALUE AT
                                       NUMBER OF     OF TOTAL                                   ASSUMED ANNUAL RATES OF STOCK
                                      SECURITIES      OPTIONS                                   PRICE APPRECIATION FOR OPTION
                                      UNDERLYING      GRANTED      PER SHARE                               TERM(7)
                                        OPTIONS      IN FISCAL     EXERCISE    EXPIRATION  ---------------------------------------
                NAME                    GRANTED       1995(6)        PRICE        DATE         0%           5%            10%
- ------------------------------------  -----------  -------------  -----------  ----------  -----------  -----------  -------------
Dr. Sergio Magistri (1).............      20,727           4.6     $    1.10     06/10/05  $   205,197  $   334,245  $     532,229
                                          10,909           2.4     $    2.20     10/30/05  $    95,999  $   156,373  $     248,997
Curtis P. DiSibio (2)...............       3,455         *         $    1.10     06/10/05  $    34,205  $    55,716  $      88,718
                                          16,208           3.6     $    2.20     10/30/05  $   142,630  $   232,329  $     369,947
David Pillor (3)....................      33,255           7.4     $    1.10     06/10/05  $   329,224  $   536,272  $     853,924
                                          43,837          10.0     $    2.20     10/30/05  $   385,765  $   628,372  $   1,000,577
Dr. Benno Stebler (4)...............       3,835         *         $    1.10     06/10/05  $    37,967  $    61,843  $      98,475
                                          18,065           4.0     $    2.20     10/30/05  $   158,972  $   258,949  $     412,332
Stephen Wolff (5)...................       1,685         *         $    1.10     06/10/05  $    16,682  $    27,172  $      43,268
                                          13,636           3.0     $    2.20     10/30/05  $   134,996  $   195,462  $     311,241

- ------------------------
(1) The options granted to Dr. Magistri to purchase 20,727 and 10,909 shares of Common Stock become exercisable at a rate of 25% and 33% per year, respectively, over 4 and 3 years, respectively.

(2) The options granted to Mr. DiSibio to purchase 2,073, 1,382 and 16,208 shares of Common Stock become exercisable at a rate of 25%, 25% and 33% per year, respectively, over 4, 4 and 3 years, respectively.

(3) The options granted to Mr. Pillor to purchase 4,025 and 43,837 shares of Common Stock become exercisable at a rate of 25% and 33% per year, respectively, over 4 and 3 years, respectively. The option to purchase 29,231 shares of Common Stock was fully exercisable on the date of grant.

(4) The options granted to Dr. Stebler to purchase 3,835 and 18,065 shares of Common Stock become exercisable at a rate of 25% and 33% per year, respectively, over 4 and 3 years, respectively.

(5) The options granted to Mr. Wolff to purchase 1,685 and 13,636 shares of Common Stock became exercisable at a rate of 25% and 33% per year, respectively, over 4 and 3 years, respectively.

(6) Based on an aggregate of 447,784 options granted to employees and directors of the Company in fiscal 1995 including the Named Executive Officers set forth in the "Summary Compensation Table" above and directors set forth in "Director Compensation" above.

(7) The potential realizable value is calculated based on the term of the option at this time of grant (ten years). Stock price appreciation of five percent and ten percent is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance. The potential realizable value of 0% appreciation measures the value of the option at effectiveness based on the assumed initial public offering price less the exercise price. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the proposed initial public offering price of $11.00 per share appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

    The following table sets forth information with respect to the number of securities underlying unexercised options held by the Named Executive Officers as of January 1, 1996 and the value of unexercised in-the-money options (i.e. options for which the assumed initial public offering price for the Common Stock of $11.00 per share exceeds the exercise price) as of January 1, 1996:

                                                             NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                                  UNDERLYING                  IN-THE-MONEY
                                   NUMBER OF                UNEXERCISED OPTIONS AT       OPTIONS AT JANUARY 1,
                                    SHARES                     JANUARY 1, 1996                  1996(1)
                                  ACQUIRED ON    VALUE    --------------------------  ----------------------------
              NAME                 EXERCISE    REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE(1)
- --------------------------------  -----------  ---------  -----------  -------------  -----------  ---------------
Dr. Sergio Magistri.............      --          --          51,517        59,210    $   511,536    $   584,828
Curtis P. DiSibio...............      --          --          19,781        13,063    $   192,407    $   119,830
David Pillor....................      --          --          48,358        39,325    $   468,971    $   364,028
Dr. Benno Stebler...............      --          --          24,487        12,044    $   238,852    $   108,393
Stephen Wolff...................      --          --          12,655         9,091    $   122,009    $    81,826

- ------------------------
(1) Based on the initial public offering price of the common stock of $11.00 per share, minus the exercise price, multiplied by the number of shares underlying the option.

EMPLOYMENT CONTRACTS

    The Company has entered into employment agreements with Messrs. Magistri, DiSibio, Pillor and Stebler which provides for salaries and other employment terms. The annual salaries for 1996 for Messrs. Magistri, DiSibio, Pillor and Stebler currently are $133,000, $109,000, $110,000 and $114,000, respectively.
The agreements with Messrs. Magistri, DiSibio, Pillor and Stebler each provide that if the Company terminates the employee's employment without cause, the employee is entitled to a severance payment equal to his annual base salary for six months. All of the employment agreements are terminable at the will of either the employee or the Company at any time, with or without cause.

INCENTIVE AWARDS

    The Company has a policy of granting certain cash incentive awards to its senior management based upon the achievement of certain performance goals. The specific performance goals are determined by the Company's Board of Directors and are designed to fairly reward senior management for significant positive contributions to the Company. Management does not expect such incentive awards (excluding sales commissions) to exceed $200,000 in the aggregate in 1996.

401(k) PLAN

    In January 1992, the Company adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of the Company's employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the annual limit prescribed by statute ($9,240 in 1995) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan does not provide for additional matching contributions to the 401(k) Plan by the Company. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in numerous investment options. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable until withdrawn, and so that the contributions by employees will be deductible by the Company when made.

EQUITY INCENTIVE PLANS

    EQUITY INCENTIVE PLAN. The Company's 1991 Stock Option Plan was adopted by the Board of Directors and approved by the shareholders in May 1991. In March 1996 the 1991 Stock Option Plan was amended and restated as the Equity Incentive Plan (the "Equity Plan"). A total of 790,909 shares of Common Stock has been reserved for issuance under the Equity Plan. The Equity Plan provides for grants of incentive stock options, nonstatutory stock options, stock bonuses, rights to purchase restricted stock, and stock appreciation rights (collectively "Stock Awards") to employees (including officers and employee directors) and consultants of the Company and its affiliates. The Equity Plan is presently being administered by the Board of Directors, which determines optionees and the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability thereof.

    The terms of options granted under the Equity Plan generally may not exceed ten years from the date of grant. Options granted under the Equity Plan to date have been at the discretion of the Board and have typically vested at the rate of 25% of the shares subject to option at the end of the first anniversary of the date of grant and 1/16th of such shares at the end of each quarter thereafter. No incentive stock option may be transferred by the optionee other than by will or the laws of descent or distribution. Incentive stock options shall be exercisable during the lifetime of the person to whom the option is granted only by such person. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than by death or permanent and total disability) may exercise options in the 30-day period following such cessation (unless such options terminate or expire sooner by their terms) or in such longer period determined by the Board of Directors.

    Shares subject to Stock Awards (other than stock appreciation rights) granted under the Equity Plan which have lapsed or terminated may again be subject to Stock Awards granted under the Equity Plan. Furthermore, the Board of Directors may offer to exchange new Stock Awards for existing Stock Awards, with the shares subject to the existing Stock Awards again becoming available for grant under the Equity Plan. Upon any merger or consolidation in which the Company is not the surviving corporation, all outstanding Stock Awards shall either be assumed by the surviving entity or continue in full force and effect. If any surviving entity refuses to assume or continue such Stock Awards or substitute similar Stock Awards then such Stock Awards shall be terminated if not exercised prior to such event.

    As of May 31, 1996, 73,741 shares of Common Stock had been issued upon the exercise of options granted under the Equity Plan, options to purchase 567,028 shares of Common Stock at a weighted average exercise price of $1.90 per share were outstanding and 150,138 shares remained available for future option grants. The Equity Plan will terminate on May 2, 2001 unless sooner terminated by the Board of Directors. To date no stock bonuses, restricted stock, or stock appreciation rights have been granted under the Equity Plan.

    EMPLOYEE STOCK PURCHASE PLAN. In March 1996, the Company adopted the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 150,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months.

    Employees are eligible to participate if they are employed by the Company or an affiliate of the Company designated by the Board of Directors for at least 20 hours per week and are employed by the Company or a subsidiary of the Company designated by the Board for at least five months per calendar year. Employees who participate in an offering can have up to 15% of their earnings withheld pursuant to the Purchase Plan. The amount withheld will then be used to purchase shares of the Common Stock on specified dates determined by the Board of Directors. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period except as provided in the terms of the offering, and participation ends automatically on termination of employment with the Company.

    In the event of certain transactions by which the Company is acquired or becomes controlled by a single investor or group of investors, the Board of Directors has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, if any, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such transaction. The Purchase Plan will terminate at the Board's direction. The Board has the authority to amend or terminate the Purchase Plan, subject to the limitation that no such action may adversely affect any outstanding rights to purchase Common Stock.

                              CERTAIN TRANSACTIONS

    In connection with the formation of the Company, the Company issued 195,455 shares of Series A Preferred Stock to FI.M.A.I. in consideration for $650,000 in cash and $1,500,000 in cancellation of indebtedness to Imatron and 195,455 shares of Series A Preferred Stock to Imatron in consideration for $250,000 in cash and certain rights to technology pursuant to the Technology License Agreement, dated as of September 11, 1990 between the Company and Imatron, Inc. (the "Technology Agreement"). In addition, in connection with the formation of the Company, FI.M.A.I. entered into a Manufacturing and Distribution Agreement dated as of September 11, 1990 (the "Distribution Agreement") with which agreement appointed FI.M.A.I. as the exclusive manufacturer, purchaser and distributor for the CTX 5000 in Europe. FI.M.A.I. transferred its rights under the Distribution Agreement to ElectroParts and HARAX in April 1995 in connection with the transfer from FI.M.A.I. to HARAX and ElectroParts of FI.M.A.I.'s equity interest in the Company. In June 1995, the Company issued 56,818 shares of Series D Preferred Stock to ElectroParts and 170,455 shares of Series D Preferred Stock to HARAX in exchange for the cancellation of the Distribution Agreement. FI.M.A.I.'s entire equity interest in the Company was transferred to ElectroParts and HARAX who are affiliated with FI.M.A.I.

    Pursuant to the Technology Agreement, the Company received an exclusive, worldwide, perpetual and fully paid right and license to use Imatron's Ultra Fast E-Beam CT technology in the field of compact medical scanners for military field applications and mail, freight, parcel or baggage scanner products. In exchange, the Company granted to Imatron an exclusive, royalty free, worldwide license to use InVision's technology on the field of medical scanner products.

    In July 1991, the Company entered into a Standby Financing Agreement with FI.M.A.I. (the "Standby Financing") pursuant to which FI.M.A.I. agreed to provide an equity investment in the Company of up to $3,000,000 and to guarantee a line of credit for the Company of up to $3,000,000. From July 1991 to April 1994, FI.M.A.I. guaranteed approximately $3,000,000 in bank indebtedness and purchased 151,515 shares of Series C Preferred Stock at a purchase price of $19.80 per share or an aggregate of $3,000,000. In June 1994, the Company issued 802,957 shares of Series D Preferred Stock to FI.M.A.I. at a purchase price of $3.74 per share or an aggregate purchase price of $3,000,000. The funds received from the sale of the Series D Preferred Stock were used to pay down $3,000,000 of the Company's then current $5,300,000 outstanding under its line of credit and to terminate FI.M.A.I.'s guarantee with respect to such amount. FI.M.A.I. currently guarantees approximately $2,000,000 under this credit facility. The Series D Preferred Stock was issued to FI.M.A.I. on the same terms offered to all investors in the Company's Series D Preferred Stock.

    From July 1993 to November 1994, the Company borrowed approximately $2,325,000 from HARAX at an interest rate of prime plus 1%. In May 1995, the Company issued 649,434 shares of Series D Preferred Stock to HARAX at a purchase price of $3.74 per share in exchange for the cancellation by HARAX of the principal amount and interest of such indebtedness, or an aggregate purchase price of $2,428,882.

    HARAX and ElectroParts are participation holding companies that are affiliated with FI.M.A.I. HARAX currently holds approximately 40.9% of the outstanding equity of InVision. ElectroParts currently holds 6.5% of the outstanding equity of InVision.

    HARAX is controlled by Eugenio Rendo, who is a director and majority stockholder of HARAX. Mr. Rendo is a senior executive of the Italimprese group of companies in Italy, a large, privately-held conglomerate. Mr. Rendo, like a number of other senior executives of Italian corporations in recent years, has been charged in Italy with bribery of public officials in connection with obtaining public sector contracts. Mr. Rendo denies such allegations and is vigorously defending himself in such matter. In particular, Mr. Rendo asserts that the payments made by him which have been called into question were lawful contributions to a political party and he denies that any favor or other improper benefit was received in exchange. The proceedings with respect to such charges recently have been relocated from Milan, Italy to Rome, Italy. No hearing or trial date has been set with respect to such charges. Under Italian law, two trials must be held before a conviction is obtained.

    On October 13, 1994, the Company issued 3,818 shares of Series D Preferred Stock to Louis Turpen in consideration of services previously rendered by Mr. Turpen. Mr. Turpen served as a director of the Company from December 1992 until June 1995.

    On November 11, 1994, the Company issued 5,455 shares of Series D Preferred Stock to Lucio Lanza in consideration of services previously rendered by Mr. Lanza. Mr. Lanza acted as Chairman of the Board of the Company from December 1992 until November 1993.

    In October 1994, Dr. Sergio Magistri loaned the Company $50,000 for working capital. In June 1995 the Company issued 13,368 shares of Series D Preferred Stock to Dr. Sergio Magistri in exchange for the cancellation by Dr. Magistri of such indebtedness. Dr. Magistri has served as a Director, the President and Chief Executive Officer of the Company from December 1992 to present.

    The Company believes that the foregoing transactions were in its best interests and were on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

    Future transactions, if any, with officers, directors, shareholders and their affiliates will be made on terms no less favorable to the Company then could be obtained from unaffiliated third parties.

    Future loans, if any, to the Company's officers, directors and stockholders will be approved by a majority of disinterested directors.

    The Company will not grant options and warrants in excess of 15% of its outstanding shares to officers, directors, employees, 5% shareholders and affiliates for a one year period following this offering. In addition, any options or warrants that are granted to the foregoing parties will have an exercise price of at least 85% of fair market value on the date of grant.

              PRINCIPAL STOCKHOLDERS AND SELLING SECURITY HOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 31, 1996 held by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and Named Executive Officer of the Company, (iii) the Selling Security Holders, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. Except as otherwise provided below, the address of each person listed below is c/o the Company, 3420 E. Third Ave., Foster City, CA 94404.

                                                              SHARES BENEFICIALLY       SHARES BENEFICIALLY
                                                               OWNED PRIOR TO THE         OWNED AFTER THE
                                                                  OFFERING (1)              OFFERING (2)
                                                            ------------------------  ------------------------
OFFICERS, DIRECTORS AND 5% STOCKHOLDERS                       NUMBER       PERCENT      NUMBER       PERCENT
- ----------------------------------------------------------  -----------  -----------  -----------  -----------
HARAX Holdings, S.A.......................................    1,698,591        40.9     1,698,591        38.5
ElectroParts S.A..........................................      270,324         6.5       270,324         6.1
Eugenio Rendo (3).........................................    1,698,591        40.9     1,698,591        38.5
Mario Rendo (4)...........................................      270,324         6.5       270,324         6.1
HAKON Holdings, S.A.......................................      242,737         5.8       242,737         5.5
PASTEC Holdings, S.A......................................      220,944         5.3       220,944         5.0
Dr. Sergio Magistri (5)...................................       74,515         1.8        74,515         1.7
Curtis P. DiSibio (6).....................................       23,264       *            23,264       *
David Pillor (7)..........................................       58,252         1.4        58,252         1.3
Dr. Benno Stebler (8).....................................       27,498       *            27,498       *
Stephen Wolff (9).........................................       14,928       *            14,928       *
Dr. Douglas P. Boyd (10)..................................       23,311       *            23,311       *
Dr. Giovanni Lanzara (11).................................      261,528         6.3       261,528         5.9
Dr. Bruno Trezza (12).....................................      258,558         6.2       258,558         5.9
All directors and executive officers as a group (8
 persons) (13)............................................      741,854        17.9       741,854        16.8


SELLING SECURITY HOLDERS
- ----------------------------------------------------------
Anaconda Partners, L.P....................................      239,659         6.0       --           --
LEO Holdings, Inc.........................................       19,431         0.2       --           --

- ------------------------
 *   Less than 1% of the outstanding Common stock.

 (1) Consists of 4,150,199  shares of  Common Stock  outstanding as  of May  31,
     1996.

 (2) Assumes the sale of all 259,090 shares of Common Stock offered hereby.

 (3) Consists of 1,698,591 shares of Common Stock held by HARAX. Eugenio Rendo is the controlling stockholder of HARAX and is deemed to be the beneficial owner of such shares.

 (4) Consists of 270,324 shares of Common Stock held by ElectroParts. Mario Rendo is the controlling stockholder of ElectroParts and is deemed to be the beneficial owner of such shares.

 (5) Includes 61,147 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after May 31, 1996.

 (6) Consists of 23,264 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after May 31, 1996.

 (7) Consists of 58,252 shares of Common Stock issuable pursuant to options exercisable within 60 days after May 31, 1996.

 (8) Consists of 27,498 shares of Common Stock issuable pursuant to options exercisable within 60 days after May 31, 1996.

 (9) Consists of 14,928 shares of Common Stock issuable pursuant to options exercisable within 60 days after May 31, 1996.

(10) Includes 19,266 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after May 31, 1996.

(11) Includes of (i) 11,363 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after May 31, 1996, and (ii) 220,944 shares of Common Stock held by PASTEC Holdings, S.A. Mr. Lanzara is the controlling stockholder of PASTEC Holdings, S.A. and is deemed to be the beneficial owner of such shares.

(12) Consists of (i) 15,821 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after May 31, 1996, and (ii) 242,737 shares of Common Stock held by HAKON Holdings, S.A. Mr. Trezza is the controlling stockholder of HAKON Holdings, S.A. and is deemed to be the beneficial owner of such shares.

(13) Includes 231,539 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after May 31, 1996.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of the capital stock of the Company and certain provisions of the Company's Amended and Restated Certificate of Incorporation and Amended Bylaws is a summary and is qualified in its entirety by the provisions of the Amended and Restated Certificate of Incorporation and Bylaws, which have been filed as exhibit to the Company's Registration Statement, of which this Prospectus is a part. All material elements of the capital stock of the Company and the Company's Amended and Restated Certificate of Incorporation and Amended Bylaws are included in the following description.

    The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.001 and 5,000,000 shares of Preferred Stock, par value $.001.

COMMON STOCK

    At May 31, 1996 there were 4,150,199 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone.

    Subject to preferences that may be applicable to any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of the Company, which could have a depressive effect on the market price of the Company's Common Stock. The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS

    As of May 31, 1996, there were warrants outstanding to purchase 31,818 shares of the Company's Common Stock at $11.00 per share and 227,272 shares at $8.80 per share. In addition, there is a warrant outstanding to the Representative to purchase 90,000 shares of Common Stock at an exercise price of $13.20 per share. The Representative's Warrant will become exercisable approximately twelve months from the Effective Date and will expire on the fifth anniversary of such offering. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassification and consolidations.

REGISTRATION RIGHTS

    The holders of 90,909 shares of Common Stock and warrants to purchase up to 90,000 shares of Common Stock (the "Registrable Securities") or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Of such Registrable Securities, 90,000 shares will be covered by the Representative's Warrants. Under the terms of the Investor Rights Agreement dated as of December 29, 1995 among the Company and certain holders of its securities (the "Rights Agreement"), if, following the first anniversary of the effectiveness of the Company's initial public offering, the Company proposes to register any of its Common Stock under the Securities Act, the holders of approximately 90,909 shares of Common Stock will be entitled to notice of such registration and to include their Registrable Securities therein; provided, among other conditions, that the underwriter of such offering, if any, has the right to limit the number of shares included in any such registration. Further, the holders of Registrable Securities may require the Company to register all or any portion of their Registrable Securities on Form S-3, when such form becomes available to the Company, subject to certain conditions and limitations. Pursuant to the terms of the Representative's Warrants, the Company will be obligated to register the Common Stock underlying the Representative's Warrants at any time commencing one year after the date of this offering.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

    The Company's Certificate of Incorporation provides that each director will serve for a three-year term and that approximately one-third of the directors are to be elected annually. Candidates for directors shall be nominated only by the Board of Directors or by a stockholder who gives written notice to the Company at least 20 days before the annual meeting. The Company may have three to nine directors as determined from time to time by the Board, which currently consists of four members. Between stockholder meetings, the Board may appoint new directors to fill vacancies or newly created directorships. The Certificate does not provide for cumulative voting at stockholder meetings for election of directors. Stockholders controlling more than 50% of the outstanding Common Stock can elect the entire Board of Directors, while stockholders controlling 49% of the outstanding Common Stock may not be able to elect any directors. A director may be removed from office only for cause by the affirmative vote of a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, or without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding stock.

    The Company's Certificate of Incorporation requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. The Company's Certificate of Incorporation also provides that the authorized number of directors may be changed only by resolution of the Board of Directors. See "Management Directors and Executive Officers." Delaware Law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company, which could have a depressive effect on the market price of the Company's Common Stock.

NASDAQ SMALLCAP MARKET LISTING

    The Common Stock is traded on The Nasdaq SmallCap Market. The current rules of the National Association of Securities Dealers, Inc. effectively preclude the trading or quotation through The Nasdaq SmallCap Market of any securities of an issuer which has issued securities or taken other corporate action that would have the effect of nullifying, restricting or disparately reducing the per share voting rights of holders of an outstanding class or classes of equity securities registered under

Section 12 of the Exchange Act. Certain national securities exchanges have adopted similar rules and policies. The Company does not intend to issue any additional shares of any stock that would make it ineligible for inclusion on The Nasdaq SmallCap Market or any national securities exchange. However, in the event the Company issues additional stock that causes it to become ineligible for continued inclusion on The Nasdaq SmallCap Market, such ineligibility would be likely to reduce materially the liquidity of an investment in the Common Stock and would likely depress its market value below that which would otherwise prevail.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Company's Certificate of Incorporation contains certain provisions permitted under Delaware Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The Company's Certificate of Incorporation also contains provisions indemnifying the directors and officers of the Company to the fullest extent permitted by Delaware General Corporation Law. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT

    The transfer agent for the Common Stock of the Company is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the Company's initial public offering, there was no public market for the Common Stock of the Company. Further sales of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby.

    Upon completion of this offering, the Company will have outstanding an aggregate of 4,409,289 shares of Common Stock assuming (i) the issuance of 259,090 shares of Common Stock upon exercise of the Warrants, (ii) no exercise of outstanding options to purchase 567,028 shares of Common Stock, and (iii) no exercise of Representative's Warrants for 90,000 shares of Common Stock. Of these shares, the 1,035,000 shares sold in the Company's initial public offering are freely tradeable without restriction or further registration under the Securities Act, except for shares held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (whose sales would be subject to certain limitations and restrictions described below) and the regulations promulgated thereunder.

    The 3,115,199 shares held by officers, directors, employees, consultants and other stockholders of the Company prior to its initial public offering were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted" securities within the meaning of Rule 144 under the Securities Act. Approximately 308,548 of these shares of Common Stock became eligible for sale in the public market upon the effective date of the Company's initial public offering (the "Effective Date") in reliance on Rule 144(k) under the Securities Act. Beginning 90 days after the Effective Date, an additional 20,279 of these shares will become eligible for sale subject to the provisions of Rule 144. Beginning 365 days after the Effective Date, an additional 242,994 of these shares, will become eligible for sale subject to the provisions of Rule 144 upon the expiration of agreements not to sell such shares. The remaining 2,543,378 shares of Common Stock will become eligible for sale under Rule 144 and Rule 701 at various dates thereafter as the holding period provisions of Rule 144 are satisfied.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least two years is entitled to sell, within any three-month period commencing 90 days after the Effective Date, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 44,093 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of the Company, such stockholder's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

    Any employee, officer or director of or consultant to the Company who was granted options or purchased his or her shares upon exercise of such options pursuant to a written compensatory plan or contract ("Rule 701 Shares") is entitled to rely on the resale provisions of Rule 701. Rule 701 permits non-affiliates to sell their Rule 701 Shares to the extent vested on the Effective Date without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 Shares, to the extent vested, without having to comply with the holding period restrictions of Rule 144, in each case commencing 90 days after the Effective Date. However, all officers and directors and certain other stockholders have agreed not to sell or otherwise dispose of Common Stock of the Company for a 365-day period following the Effective Date.

    The Company intends to file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under the Equity Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon its filing. The Company has granted registration rights to certain of its stockholders and to the Representatives. See "Description of Capital Stock -- Registration Rights."

                         QUALIFIED SMALL BUSINESS STOCK

    Section 1202 of the Internal Revenue Code, provides taxpayers, other than corporations, with a 50 percent exclusion of gain from the sale or exchange of "qualified small business stock" held for more than five years. In general, a taxpayer's exclusion per taxable year with respect to "qualified small business stock" of any one issuer is the greater of (a) $10 million ($5 million in the case of married taxpayers filing separate returns), reduced by the amount of the taxpayer's gain in prior years on stock of such issuer eligible for the exclusion or (b) ten times the taxpayer's basis for "qualified small business stock" of such issuer sold or exchanged during the taxable year. One-half of the amount excluded with respect to "qualified small business stock" constitutes an item of tax preference for alternative minimum tax purposes.

    "Qualified small business stock" is stock of a "qualified small business" issued after August 10, 1993 which is generally acquired at its original issuance by the taxpayer for money or other property (not including stock) or in connection with the performance of services. A "qualified small business" is any domestic corporation (other than S corporation) which (i) had gross assets no greater than $50 million at all times following August 10, 1993 up to the issuance of the stock in question and immediately thereafter (taking into account amounts received upon such issuance) and (ii) agrees to submit such reports to its shareholders and the Internal Revenue Service as are prescribed by future implementing regulations. The Company believes that the $50 million gross asset test will be satisfied with respect to purchasers of shares from the Company in this offering. The Company expects to submit the required reports as long as any of its outstanding stock reasonably appears to constitute "qualified small business stock."

    In addition, in order for stock in any corporation to constitute "qualified small business stock," 80 percent (by value) of the assets of such corporation must be used by the corporation in the active conduct of one or more qualified trades or businesses during substantially all of the taxpayer's holding period for such stock. For issuers like the Company that have been in existence for more than two years, up to 50 percent of the issuer's assets may qualify as being used in the active conduct of a business by being held for reasonably required working capital needs or held for investment and reasonably expected to be used within two years to finance research and development. Application of this active business test to the Company in the absence of additional official guidance is uncertain, and it cannot be determined whether the Company will meet the active business test upon completion of this offering or thereafter.

    Because of the uncertainties surrounding application of the "qualified small business stock" provision to the Company and holders of its Common Stock, no assurance can be given that purchasers of Common Stock in this offering will be entitled to the special capital gain exclusion, even if they hold that Common Stock for the requisite five years. Potential investors must consult with and rely exclusively upon their own tax advisors concerning all tax aspects of a purchase of the Common Stock offered hereby including application of the "qualified small business stock" provision. In addition, potential investors are urged to consult their tax advisors as to the many special rules and limitations contained in that provision which may be applicable to their individual circumstances, including special rules relating to investors that are partnerships or S corporations.

                              PLAN OF DISTRIBUTION

    The shares of Common Stock offered by the Selling Security Holders may be sold from time to time to purchasers directly by the Selling Security Holders acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, the Selling Security Holders may from time to time offer the Common Stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Security Holders and/or the purchasers of shares for whom they may act as agent. Sales may be made on The Nasdaq SmallCap Market or in private transactions.

    The Selling Security Holders and any underwriters, dealers or agents that participate in the distribution of the Common Stock offered hereby may be deemed to be underwriters within the meaning of the Act and any discounts, commissions or concessions received by them and any provided pursuant to the sale of shares by them might be deemed to be underwriting discounts and commissions under the Act.

    In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

    The Company has agreed to register the Common Stock issuable upon exercise of the warrants under applicable federal and state securities laws. The Company will pay substantially all of the expenses incident to the offering and sale of the Common Stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated to be $81,161.44.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward Castro Huddleson & Tatum, Palo Alto, California.

                                    EXPERTS

    The financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 12 to the financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          GLOSSARY OF TECHNICAL TERMS

Algorithm.....................  A  procedure  for   solving  certain  types   of
                                problems;  specifically software  procedures for
                                 image processing and detection of explosives.

Computed Tomography (CT or CAT  The computerized  production of  cross-sectional
 Scan)........................   "images"   produced   by   x-ray   sources  and
                                 detectors rotating around an object.

Dual Energy X-Ray Scanners....  A modification of  traditional x-ray  technology that  utilizes  two  x-ray/energies  to generate
                                 x-ray Projection Images  which, when  combined,
                                 are  able  to  distinguish  between  groups  of
                                 materials.

Electro-Erosion Technology....  The use of electrical discharges to machine  and shape  conductive material of  any hardness with
                                 high precision.

Hermetically Sealed...........  A hermetically sealed container is one which  is airtight  and hence does not allow the escape of
                                 vapors.

Lithotripsy...................  The medical procedure whereby focused shockwaves directed by  Ultrasound  are used  to  fragment
                                 kidney stones and gall bladder stones.

Morphology....................  The form or structure of objects.

Throughput....................  The rate at which an explosives detection system
                                can   scan  luggage.   The  rate   is  typically
                                 expressed by the number  of bags processed  per
                                 hour (bph).

Trace Detection                 A   procedure   which   detects   explosives  by
 Technologies.................  analyzing particles on  the outside of  luggage.
                                 Explosives  materials are sticky  and may leave
                                 traces on the outside  of luggage, or may  emit
                                 detectable minute vapors if not properly sealed
                                 in a container.

Volumetric Modelling            Software  that  can determine  the volume  of an
 Software.....................  object. The use of volumetric modelling software to determine  the volume  of an  object  allows
                                 determination of the mass of the object.

X-Ray Projection Image........  The    two-dimensional    image    produced   by
                                traditional x-ray technology.

                          INVISION TECHNOLOGIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Accountants.........................................   F-2
Balance Sheets as of December 31, 1994 and 1995...........................   F-3
Statements of Operations for the Years Ended December 31, 1993, 1994, and
 1995.....................................................................   F-4
Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and
 1995.....................................................................   F-5
Statements of Stockholders' Deficit for the Years Ended December 31, 1993,
 1994 and 1995............................................................   F-6
Notes to Financial Statements.............................................   F-7
Condensed Balance Sheets -- December 31, 1995 and March 31, 1996
 (unaudited)..............................................................  F-15
Condensed Statements of Operations -- Three months ended March 31, 1995 and 1996 (unaudited).....................................................  F-16
Condensed Statements of Cash Flows -- Three months ended March 31, 1995 and 1996 (unaudited).....................................................  F-17
Condensed Statement of Stockholders' Deficit for the Three Months Ended
 March 31, 1996 (unaudited)...............................................  F-18
Notes to Unaudited Condensed Financial Statements.........................  F-19

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of InVision Technologies, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of cash flows and of changes in stockholders' deficit present fairly, in all material respects, the financial position of InVision Technologies, Inc. at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company has suffered recurring losses from operations since inception and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PRICE WATERHOUSE LLP

San Jose, California
January 26, 1996, except as to Note 12,
 which is as of February 29, 1996, and
 as to Note 13, which is as of March 15, 1996

                          INVISION TECHNOLOGIES, INC.

                                 BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        DECEMBER 31,
                                                    ---------------------
                                                      1994        1995
                                                    ---------   ---------
                                 ASSETS
Current assets:
  Cash............................................  $   2,241   $   1,927
  Accounts receivable.............................        124         735
  Inventories (Note 4)............................      1,526       3,413
  Prepaid expenses................................         86         252
                                                    ---------   ---------
      Total current assets........................      3,977       6,327
  Property and equipment, net (Note 5)............        563         914
  Other assets....................................        106          75
                                                    ---------   ---------
                                                    $   4,646   $   7,316
                                                    ---------   ---------
                                                    ---------   ---------

                  LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable................................  $     920   $   3,181
  Accrued expenses................................        302       1,115
  Short-term debt (Note 6)........................      2,500       2,260
  Advances from stockholders......................      2,200         200
  Deferred revenue................................      2,948       3,082
                                                    ---------   ---------
      Total current liabilities...................      8,870       9,838
                                                    ---------   ---------
Commitments (Note 9)

Stockholders' deficit:
  Convertible preferred stock, $.001 par value;
   5,000 shares authorized; 1,512 and 2,619 shares
   issued and outstanding; aggregate liquidation
   preference of $16,796 at December 31, 1995.....      8,364      12,212
  Common stock, $.001 par value; 20,000 shares
   authorized; 29 and 62 shares issued and
   outstanding actual; 3,115 shares issued and
   outstanding....................................
  Additional paid-in capital......................         47       1,885
  Deferred stock compensation.....................     --            (692)
  Accumulated deficit.............................    (12,635)    (15,927)
                                                    ---------   ---------
      Total stockholders' deficit.................     (4,224)     (2,522)
                                                    ---------   ---------
                                                    $   4,646   $   7,316
                                                    ---------   ---------
                                                    ---------   ---------

   The accompanying notes are an integral part of these financial statements.

                          INVISION TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  -------------------------------
                                                                                    1993       1994       1995
                                                                                  ---------  ---------  ---------
Revenues:
  Product sales.................................................................  $  --      $  --      $   9,060
  Contract revenues.............................................................      1,518        821        593
                                                                                  ---------  ---------  ---------
      Total revenues............................................................      1,518        821      9,653
                                                                                  ---------  ---------  ---------
Operating expenses:
  Cost of product sales.........................................................     --         --          6,777
  Cost of contract revenues.....................................................      1,425        693        547
  Research and development......................................................      1,568      1,710      1,885
  Selling, general and administrative...........................................      1,550      1,742      3,432
                                                                                  ---------  ---------  ---------
      Total operating expenses..................................................      4,543      4,145     12,641
                                                                                  ---------  ---------  ---------
Operating loss..................................................................     (3,025)    (3,324)    (2,988)
Interest expense (including related party interest expense of $0; $90; and
 $104)..........................................................................       (288)      (410)      (338)
Interest income.................................................................          6          7         34
                                                                                  ---------  ---------  ---------
Net loss........................................................................  $  (3,307) $  (3,727) $  (3,292)
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
Pro forma net loss per share (unaudited) (Note 2)...............................                        $   (0.99)
Pro forma weighted average shares outstanding (unaudited) (Note 2)..............                            3,321

   The accompanying notes are an integral part of these financial statements.

                          INVISION TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  -------------------------------
                                                                                    1993       1994       1995
                                                                                  ---------  ---------  ---------
Cash flows from operating activities:
  Net loss......................................................................  $  (3,307) $  (3,727) $  (3,292)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation................................................................        114        255        239
    Compensation expense from stock options.....................................     --         --            369
    Changes in assets and liabilities:
      Accounts receivable.......................................................       (246)       163       (611)
      Inventories...............................................................       (275)      (939)    (1,887)
      Other assets..............................................................        (27)       (29)      (135)
      Accounts payable..........................................................         97        618      2,365
      Accrued expenses..........................................................       (114)       121        813
      Customer deposits.........................................................                 2,948        134
                                                                                  ---------  ---------  ---------
        Net cash used in operating activities...................................     (3,758)      (590)    (2,005)
                                                                                  ---------  ---------  ---------
Cash flows from investing activities:
  Acquisition of property and equipment.........................................        (62)      (117)      (590)
                                                                                  ---------  ---------  ---------
        Net cash used in investing activities...................................        (62)      (117)      (590)
                                                                                  ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from short-term debt.................................................      2,450      2,250      1,000
  Proceeds from issuance of preferred stock.....................................      1,000        464      1,244
  Proceeds from issuance of common stock........................................         20         22         37
                                                                                  ---------  ---------  ---------
        Net cash provided by financing activities...............................      3,470      2,736      2,281
                                                                                  ---------  ---------  ---------
Net (decrease) increase in cash for the period..................................       (350)     2,029       (314)
Cash at beginning of period.....................................................        562        212      2,241
                                                                                  ---------  ---------  ---------
Cash at end of period...........................................................  $     212  $   2,241  $   1,927
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
Supplemental disclosures of cash flow information:
  Interest paid.................................................................  $     288  $     319  $     220

Supplemental disclosure of non-cash financing activities:
  Issuance of Series D preferred stock upon the conversion of short-term debt
   and accrued interest.........................................................             $   3,000  $   2,604
  Warrant issued in connection with bridge loan financing.......................                        $     740

   The accompanying notes are an integral part of these financial statements.

                          INVISION TECHNOLOGIES, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                 (IN THOUSANDS)

                                  CONVERTIBLE
                                PREFERRED STOCK   COMMON STOCK   ADDITIONAL    DEFERRED                       TOTAL
                                ---------------  --------------   PAID-IN       STOCK       ACCUMULATED    STOCKHOLDERS'
                                SHARES  AMOUNT   SHARES  AMOUNT   CAPITAL    COMPENSATION     DEFICIT        DEFICIT
                                ------  -------  ------  ------  ----------  ------------   ------------   ------------
Balance at December 31,
 1992.........................    535   $ 3,900      5   $--     $       5   $   --         $    (5,601)        (1,696)
  Issuance of Series C
   preferred stock............     51     1,000                                                                  1,000
  Exercise of common stock
   options....................                      11                  20                                          20
  Net loss....................                                                                   (3,307)        (3,307)
                                ------  -------  ------  ------  ----------       ------    ------------   ------------
Balance at December 31,
 1993.........................    586     4,900     16                  25                       (8,908)        (3,983)
  Issuance of Series D
   preferred stock............    926     3,464                                                                  3,464
  Exercise of common stock
   options....................                      13                  22                                          22
  Net loss....................                                                                   (3,727)        (3,727)
                                ------  -------  ------  ------  ----------       ------    ------------   ------------
Balance at December 31,
 1994.........................  1,512     8,364     29                  47                      (12,635)        (4,224)
  Issuance of Series D
   preferred stock............    789     2,948                                                                  2,948
  Issuance of Series D
   preferred stock to
   stockholders for
   distribution rights........    227
  Issuance of Series E
   preferred stock............     91       900                                                                    900
  Deferred stock
   compensation...............                                       1,061          (692)                          369
  Issuance of warrant.........                                         740                                         740
  Exercise of common stock
   options....................                      33                  37                                          37
  Net loss....................                                                                   (3,292)        (3,292)
                                ------  -------  ------  ------  ----------       ------    ------------   ------------
Balance at December 31,
 1995.........................  2,619   $12,212     62   $--     $   1,885   $      (692)   $   (15,927)   $    (2,522)
                                ------  -------  ------  ------  ----------       ------    ------------   ------------
                                ------  -------  ------  ------  ----------       ------    ------------   ------------

   The accompanying notes are an integral part of these financial statements.

                          INVISION TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  THE COMPANY
    InVision Technologies, Inc. ("InVision," or the "Company") was incorporated in Delaware and commenced operations in September 1990. The Company was formed to develop, manufacture, and market computed tomographic ("CT") technology in the baggage, parcel and freight scanning markets. To date, the Company has been engaged principally in designing, engineering and manufacturing an explosives detection system for sale primarily to large airlines and airports.

    The Company was originally formed as a joint venture arrangement between Imatron, Inc. ("Imatron," a publicly traded company in the U.S.) and FI.M.A.I. Holding, S.A. ("FIMAI," a Luxembourg corporation). Imatron contributed cash of $250,000 and transferred to the Company a technology license agreement and materials (parts and components) related to prototype systems. FIMAI contributed cash of $650,000 and a note receivable owed to it by Imatron of $1,500,000, which was forgiven by the Company as partial consideration for the technology license transferred from Imatron and charged to research and development expense. In total, the Company issued 390,909 shares of Series A Preferred Stock in consideration for these capital contributions (including technology). In accordance with generally accepted accounting principles, the technology contributed, as detailed above, was valued at zero, its historical carrying value to Imatron.

    The Company exited the development stage in 1995 upon the first commercial sales of its principal product, the CTX 5000 explosives detection system.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    Revenue from product sales is recognized upon shipment unless unusual acceptance criteria exist. In such cases, revenue is recognized upon customer acceptance. Contract revenue is recognized as services are performed using the percentage-of-completion method of accounting, primarily based on contract costs incurred to date compared with total estimated costs at completion.

    All contract revenues have been derived from the company's subcontract with Imatron Federal Systems ("IFS') to perform work under IFS' contract with the FAA (described below). Export sales, primarily to customers in Europe, accounted for 84% of the Company's revenue in 1995. Sales to certain individual customers accounted for 48%, 12% and 10% of total revenues during 1995.

    INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, generally five years. Leasehold improvements are amortized using the straight-line method over the shorter of their useful lives or the terms of the leases.

                          INVISION TECHNOLOGIES, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    OTHER ASSETS

    Other assets consist principally of an investment in IFS (Note 3). The Company has invested $75,000 in IFS in exchange for 100% of IFS' non-voting, non-convertible preferred stock. The Company does not have representation on IFS' Board of Directors. Accordingly, the investment in IFS is valued at historical cost. The effect on the Company's financial statements presented herein of not consolidating IFS is not material.

    WARRANTY

    Upon product shipment, the company provides for the estimated costs that may be incurred under its product warranties.

    DEFERRED REVENUE

    Deferred revenue arises from advance payments received from customers for systems to be delivered within the next year.

    INCOME TAXES

    The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

    RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are charged to operations as incurred.

    STOCK COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). FAS 123 requires companies that elect not to adopt the fair value based method of accounting for stock compensation plans to make pro forma disclosures of net income and earnings per share as if they had adopted the fair value accounting method. Upon adopting FAS 123 in 1996, the Company plans to present the required pro forma disclosures rather than change its present method of accounting for employee stock options.

    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivable. The Company limits the amount of credit exposure of cash balances by maintaining its accounts in a high credit quality financial institution. The Company's accounts receivable are derived primarily from sales in Europe and the United States. The Company's standard credit policy requires prepayment of 50% prior to shipment on all sales. To date, the Company has not experienced any material credit losses.

    UNAUDITED PRO FORMA NET LOSS PER SHARE

    The pro forma net loss per share is computed using the weighted average number of common stock and common stock equivalents. The number of common shares outstanding after giving retroactive effect to conversion of the convertible preferred stock to common shares which will occur upon consummation of the Company's initial public offering is included in per share amounts. Per share amounts also give retroactive effect to the 1-for-11 reverse split of all shares of capital stock as described in Note 13. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common stock equivalents (including convertible preferred stock) issued at prices below the assumed initial public offering price per share during the year immediately preceding the initial filing date of the Company's registration statement for its public offering have been

                          INVISION TECHNOLOGIES, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) included as outstanding for all periods presented using the treasury stock method and the initial public offering price per share. Historical net loss per share amounts have not been presented because such amounts are not deemed meaningful due to the significant changes in the Company's capital structure that will occur in connection with the initial public offering.

    RECLASSIFICATIONS

    Certain 1993 and 1994 balances have been reclassified to be consistent with the 1995 presentation.

3.  RESEARCH AND DEVELOPMENT CONTRACT
    In September 1991, the Company was awarded a subcontract by IFS to perform work under IFS' contract with the Federal Aviation Administration ("FAA"). During 1995, the Company generated revenues of $593,000 under this cost-plus-fixed fee subcontract. Billings are rendered to IFS monthly on the basis of actual costs incurred. At December 31, 1994 and 1995, the related receivable balance from IFS was $41,000 and $17,000, respectively.

4.  INVENTORIES
    Inventories consisted of the following:

                                                            DECEMBER 31,
                                                    ----------------------------
                                                        1994           1995
                                                    -------------  -------------
Raw materials.....................................  $     418,000  $   1,853,000
Work-in-process...................................        252,000        779,000
Finished goods....................................        856,000        781,000
                                                    -------------  -------------
                                                    $   1,526,000  $   3,413,000
                                                    -------------  -------------
                                                    -------------  -------------

5.  PROPERTY AND EQUIPMENT
    Property and equipment consisted of the following:

                                                            DECEMBER 31,
                                                    ----------------------------
                                                        1994           1995
                                                    -------------  -------------
Leasehold improvements............................  $      34,000  $      73,000
Equipment.........................................        960,000      1,474,000
Furniture and fixtures............................         39,000         71,000
                                                    -------------  -------------
                                                        1,033,000      1,618,000
Less: accumulated depreciation and amortization...       (470,000)      (704,000)
                                                    -------------  -------------
                                                    $     563,000  $     914,000
                                                    -------------  -------------
                                                    -------------  -------------

6.  SHORT-TERM DEBT
    At December 31, 1994 and 1995, $2,500,000 and $2,000,000 of short-term  debt was outstanding representing all of the funds available under a line of credit agreement with a bank. Interest accrues under the agreement at prime plus 1%. The rates in effect at December 31, 1994 and 1995 were 9.50% and 9.75%, respectively. Borrowings under the line of credit are payable on demand and are guaranteed by certain of the Company's stockholders. The agreement includes certain non-financial covenants with which the Company is in compliance and is subject to renewal during 1996.

    In December 1995, the Company entered into a $2,000,000 Bridge Loan Agreement ("agreement," or the "Bridge Loan") with a lender. Under the agreement, the Company has drawn $1,000,000 at December 31, 1995 and has the option to draw up to an additional $1,000,000 in

                          INVISION TECHNOLOGIES, INC.

6.  SHORT-TERM DEBT (CONTINUED)
February 1996. Principal outstanding under the agreement is secured by all assets of the Company. The Bridge Loan is due on the earlier of the closing of the IPO or June 28, 1996 and bears interest at 10% per annum. The Company is restricted from declaring dividends until the Bridge Loan is repaid.

    In connection with the Bridge Loan, the lender received a three-year warrant to purchase 31,818 and 113,636 shares of Common Stock at the IPO price and $8.80 per share, respectively. The aggregate fair value of the Bridge Loan warrant is $740,000. Such value represents a discount that is being amortized over the period that the Bridge Loan is outstanding. In addition, the lender is entitled to receive a warrant to purchase up to 113,636 additional shares of Common Stock at $8.80 per share on a pro-rata basis dependent upon the amount of funds drawn by the Company under the agreement in February 1996. In the event that the Company does not complete its planned IPO before July 1996, the exercise price of the warrant with respect to all shares of Common Stock available thereunder will be decreased to $6.60 per share and the warrant term will be extended to ten years.

    Additionally, at December 31, 1995, certain of the Company's stockholders have advanced $200,000 directly to the Company. These funds are unsecured and are payable on demand. As above, interest accrues at prime plus 1%.

    In May 1995, $500,000 of the unsecured line of credit was paid down by the Company's majority stockholder. In June 1995, $2,500,000 in unsecured direct advances from the majority stockholder and $104,000 in accrued interest were converted into Series D Preferred Stock.

7.  CONVERTIBLE PREFERRED STOCK
    The Company's Certificate of Incorporation, as amended, authorizes the issuance of up to 4,000,000 shares of preferred stock of which 390,909, 43,497, 454,545, 2,272,727 and 454,545 shares have been designated as Convertible Series A, B, C, D and E Preferred Stock (collectively referred to as preferred stock), respectively. At each balance sheet date, there were 390,909, 43,497, and 151,515 shares of Series A, B and C Preferred Stock outstanding. Series D Preferred Stock issued and outstanding at December 31, 1994 and December 31, 1995 was 926,288 and 1,941,854 shares, respectively. At December 31, 1995, there were 90,909 shares of Series E Preferred Stock outstanding.

    CONVERSION

    Each share of Series A and B preferred stock is presently convertible into two shares of common stock based on a conversion price of $5.50 and 11.50, respectively. Each share of Series C, D and E preferred stock is presently convertible into one share of common stock based on a conversion price of $22.00, $3.74, and $9.90, respectively. These conversion prices are subject to adjustment in certain circumstances including certain issuances of common stock at below these conversion prices. Each share of preferred stock will automatically convert into common stock in the event of either (i) an underwritten public offering of the Company's common stock at a price per share not less than $19.80 and with proceeds of at least $8,000,000 or (ii) the written consent of holders of more than 60% of the then outstanding preferred stock voting together as a single class. At December 31, 1995, Series A, B, C, D and E preferred stock outstanding is convertible into 781,818, 86,994, 151,515, 1,941,854, and 90,909 shares of common stock, respectively.

    VOTING

    Preferred stock has voting rights, on an as-if converted basis, identical to common stock.

                          INVISION TECHNOLOGIES, INC.

7.  CONVERTIBLE PREFERRED STOCK (CONTINUED)
    DIVIDENDS

    Holders of preferred stock are entitled to receive dividends when and as declared by the Board of Directors. Dividends are to be paid ratably to preferred stockholders in accordance with original issuance prices. Dividends may not be declared or paid on any share of common stock unless an equal dividend per share, on an as-if converted basis, is declared on the preferred stock.

    LIQUIDATION

    In the event of liquidation, the holders of the Series A, B, C, D and E preferred stock are entitled to receive $11.00, $23.00, $22.00, $3.74, and $9.90 per share, respectively, plus any dividends declared but unpaid on such shares. After payment of such preference, the holders of the common stock and the preferred stock share ratably all remaining assets in proportion to the number of common shares on an as-if converted basis.

8.  STOCK OPTION PLAN
    In 1991, the Company adopted the 1991 Stock Option Plan (the "Plan"). Under the Plan (as amended), the Company is authorized to grant options to employees, directors and consultants for the purchase of up to 690,909 shares of common stock. The Plan is administered by the Board of Directors and allows for the granting of both incentive stock options and supplemental stock options. Under the Plan, incentive stock options are granted at exercise prices not less than estimated fair value at the date of grant as determined by the Board of Directors and generally become exercisable over four years.

    In December 1994, the Company repriced all outstanding options in order to reconstitute the option pool as a result of the dilutive effect on common stock of the issuance of Series D Preferred Stock during the year. The outstanding options were canceled and new options were issued at an exercise price of $1.10 per share, which represented the fair value of common stock as determined by Board. Cumulative vesting percentages applicable to the canceled options were given to the regranted options.

    In connection with grants of stock options to employees and directors in June and October 1995, the Company recorded $1,061,000 for the difference between the deemed fair value of the Company's common stock and the exercise price at the date of grant. Of such amount, $369,000 related to option grants that vested prior to December 31, 1995 and, accordingly, was expensed in the year then ended. The remaining $692,000 is presented as a component of stockholders' deficit at December 31, 1995 and is being amortized over the 24-month vesting period of the related options.

                          INVISION TECHNOLOGIES, INC.

8.  STOCK OPTION PLAN (CONTINUED)
    The following is a summary of stock option activity under the Plan:

                                                                  OPTIONS     PRICE PER SHARE
                                                                 ----------  -----------------
Outstanding at December 31, 1992...............................     128,795   $1.10 - $ 2.75
  Granted......................................................      40,575   $2.75 - $11.00
  Canceled.....................................................     (41,212)  $1.10 - $11.00
  Exercised....................................................     (11,052)  $1.10 - $ 2.75
                                                                 ----------
Outstanding at December 31, 1993...............................     117,106   $1.10 - $ 2.75
  Granted......................................................     200,767   $1.10 - $ 2.75
  Canceled.....................................................    (113,407)  $1.10 - $ 2.75
  Exercised....................................................     (13,142)  $1.10 - $ 2.75
                                                                 ----------
Outstanding at December 31, 1994...............................     191,324        $1.10
  Granted......................................................     447,784   $1.10 - $ 2.20
  Canceled.....................................................     (11,101)       $1.10
  Exercised....................................................     (33,396)       $1.10
                                                                 ----------
Outstanding at December 31, 1995...............................     594,611   $1.10 - $ 2.20
                                                                 ----------
                                                                 ----------

Exercisable at December 31, 1995...............................     269,371   $1.10 - $ 2.20

Available for future grant at December 31, 1995................      34,190

9.  COMMITMENTS
    The Company leases its facility under a non-cancelable, operating lease which expires on October 31, 1998. Future minimum lease payments under the lease are as follows:

YEAR ENDING DECEMBER 31,                              AMOUNT
- --------------------------------------------------  -----------
1996..............................................  $   306,000
1997..............................................      324,000
1998..............................................      344,000
                                                    -----------
                                                    $   974,000
                                                    -----------
                                                    -----------

    Rent expense  for  1993,  1994  and 1995  was  $240,000  and  $252,000,  and
$289,000, respectively.

10. INCOME TAXES
    As a result of the losses generated during 1993, 1994 and 1995, the Company has no provision for income taxes and therefore a reconciliation of the federal statutory rate to the effective rate is not meaningful.

                          INVISION TECHNOLOGIES, INC.

10. INCOME TAXES (CONTINUED)
    Significant components of the Company's deferred tax assets are as follows:

                                                                         DECEMBER 31,
                                                                ------------------------------
                                                                     1994            1995
                                                                --------------  --------------
Net operating loss carryforwards..............................  $    4,022,000  $    2,810,000
Credit carryforwards..........................................         713,000         750,000
Amortization..................................................         139,000          31,000
Accrued expenses..............................................        --               380,000
Other.........................................................         444,000         199,000
                                                                --------------  --------------
Gross deferred tax assets.....................................       5,318,000       4,170,000
Deferred tax asset valuation allowance........................      (5,318,000)     (4,170,000)
                                                                --------------  --------------
Net deferred tax assets.......................................  $     --        $     --
                                                                --------------  --------------
                                                                --------------  --------------

    At December 31, 1994 and 1995, the deferred tax assets are fully reserved due to uncertainty of realization.

    At December 31, 1995, the Company had federal net operating loss carryforwards of approximately $7,500,000 available to reduce future federal taxable income. The Company's net operating loss carryforwards expire from 2005 to 2010. The tax benefit of the net operating loss and credit carryforwards may be limited due to the impact of the Tax Reform Act of 1986. Events which may cause the tax benefit to be limited include, but are not limited to, a cumulative stock ownership change of more than 50%, as defined, over a three-year period and the timing of utilization of various tax benefits carried forward. As a result of a change in ownership that occurred in the 1995 financings, future utilization of the Company's carryforwards will be limited to approximately $500,000 per year. Accordingly, the balance of net operating loss carryforwards at December 31, 1995 has been adjusted to reflect the limitation.

11. RELATED PARTY TRANSACTIONS
    In connection with the formation of the Company, the Company and FIMAI entered into a Manufacturing and Distribution Agreement (the "Distribution Agreement") which appointed FIMAI as the exclusive manufacturer, purchaser and distributor for the Company's CTX 5000 products in Europe. At December 31, 1994, the Company had obtained a temporary consent from FIMAI for the Company to manufacture and sell the CTX 5000 in Europe.

    In April 1995, FIMAI transferred all of its shares of InVision to Harax Holding, S.A. ("Harax," a Luxembourg Corporation) and Electro Parts Holding, S.A. ("Electro Parts," a Luxembourg Corporation). Both Harax and Electro Parts have significant common ownership with FIMAI. As a consequence of the transfer of ownership, FIMAI's rights under the Distribution Agreement were transferred to Harax and Electro Parts.

    In June 1995, the Company issued 56,818 and 170,455 shares of Series D Preferred Stock to Electro Parts and Harax, respectively, in exchange for the cancellation of the Distribution Agreement. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 48, this transaction is valued at zero, the historical cost basis of the Distribution Agreement to Electro Parts and Harax.

    During 1995, the Company paid $115,800 to certain of the Company's directors for professional and/or consulting services. In June 1995, the Company issued 13,368 shares of Series D Preferred Stock to an officer of the Company in satisfaction of $50,000 in indebtedness.

                          INVISION TECHNOLOGIES, INC.

12. LIQUIDITY AND CAPITAL RESOURCES
    The Company has incurred a cumulative loss of $15,927,000 since its inception through December 31, 1995 and additional financing is required to enable the Company to continue to develop, manufacture and market its products. On February 29, 1996, the Company entered into a subcontract with IFS to perform activities under an FAA grant which was awarded to IFS. Such subcontract will provide the Company with up to $2,000,000 in development funding during 1996. In the opinion of management, the funding described above together with the net proceeds of the Company's initial public offering, if consummated, will be sufficient to fund the Company's operations for at least one year. However, there can be no assurance that any such additional financing will be available to the Company.

13. SUBSEQUENT EVENT

    RECAPITALIZATION

    The Board of Directors has authorized the Company to file a registration statement with the Securities and Exchange Commission under the Securities Act of 1933 to sell Common Stock of the Company in an initial public offering ("IPO"). On March 15, 1996, a previously authorized 1-for-11 reverse split of all outstanding capital stock became effective. All outstanding share and per share data has been retroactively adjusted to reflect the reverse stock split. Upon consummation of the offering, all outstanding shares of convertible preferred stock will be required to be converted into common stock pursuant to the written consent of the holders of more than 60% of the then outstanding preferred stock as a condition of the underwriting agreement. Additionally, authorized shares of Common Stock and Preferred Stock will be decreased to 20,000,000 and 5,000,000, respectively.

    BRIDGE FINANCING

    In February 1996, the Company borrowed the remaining $1,000,000 available under the Bridge Loan agreement (Note 6). In connection with the additional borrowing under the Bridge Loan, the lender received a three-year warrant to purchase 113,636 shares of Common Stock at $8.80 per share. The fair value of this additional Bridge Loan warrant is $590,000, which represents a discount that will be amortized over the period that the Bridge Loan is outstanding.

    EMPLOYEE BENEFIT PLANS

    In March 1996, the Board of Directors adopted the 1996 Employee Stock Purchase Plan and approved the amended and restated 1991 Stock Option Plan, which was renamed the Equity Incentive Plan. A total of 150,000 and 790,909 shares of Common Stock, respectively, have been reserved for issuance thereunder.

                          INVISION TECHNOLOGIES, INC.

                     CONDENSED BALANCE SHEETS -- UNAUDITED

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                                     PRO FORMA
                                                                                                    STOCKHOLDERS'
                                                                                                     DEFICIT AT
                                                                          DECEMBER 31,  MARCH 31,    MARCH 31,
                                                                              1995         1996         1996
                                                                          ------------  ----------  ------------
                                                     ASSETS
Current assets:
  Cash..................................................................   $    1,927   $      470
  Accounts receivable...................................................          735        1,327
  Inventories (Note 3)..................................................        3,413        3,299
  Prepaid expenses......................................................          252          293
                                                                          ------------  ----------
      Total current assets..............................................        6,327        5,389
  Property and equipment, net...........................................          914          971
  Other assets..........................................................           75          343
                                                                          ------------  ----------
                                                                           $    7,316   $    6,703
                                                                          ------------  ----------
                                                                          ------------  ----------

                                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable......................................................   $    3,181   $    1,975
  Accrued expenses......................................................        1,115        1,314
  Short-term debt (Note 4)..............................................        2,260        3,618
  Advances from stockholders............................................          200          200
  Deferred revenue......................................................        3,082        2,630
                                                                          ------------  ----------
      Total current liabilities.........................................        9,838        9,737
                                                                          ------------  ----------

Stockholders' deficit:
  Convertible preferred stock, $.001 par value; 5,000 shares authorized;
   2,619 shares issued and outstanding actual; no shares issued and
   outstanding pro forma................................................       12,212       12,212   $   --
  Common stock, $.001 par value; 20,000 shares authorized; 62 and 69 shares issued and outstanding; 3,121 shares issued and outstanding
   pro forma............................................................                                      3
  Additional paid-in capital............................................        1,885        2,517       14,726
  Deferred stock compensation...........................................         (692)        (621)        (621)
  Accumulated deficit...................................................      (15,927)     (17,142)     (17,142)
                                                                          ------------  ----------  ------------
      Total stockholders' deficit.......................................       (2,522)      (3,034)  $   (3,034)
                                                                          ------------  ----------  ------------
                                                                                                    ------------
                                                                           $    7,316   $    6,703
                                                                          ------------  ----------
                                                                          ------------  ----------

   The accompanying notes are an integral part of these financial statements.

                          INVISION TECHNOLOGIES, INC.

                CONDENSED STATEMENTS OF OPERATIONS -- UNAUDITED

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                                THREE MONTHS ENDED
                                                                                                    MARCH 31,
                                                                                               --------------------
                                                                                                 1995       1996
                                                                                               ---------  ---------
Revenues:
  Product sales..............................................................................  $     892  $   3,922
  Contract revenues..........................................................................         98        547
                                                                                               ---------  ---------
      Total revenues.........................................................................        990      4,469
                                                                                               ---------  ---------
Operating expenses:
  Cost of product sales......................................................................        658      2,453
  Cost of contract revenues..................................................................         91        537
  Research and development...................................................................        342        595
  Selling, general and administrative........................................................        532      1,069
                                                                                               ---------  ---------
  Total operating expenses...................................................................      1,623      4,654
                                                                                               ---------  ---------
Operating loss...............................................................................       (633)      (185)
Interest expense.............................................................................       (125)    (1,040)
Interest income..............................................................................         12         10
                                                                                               ---------  ---------
Pro forma net loss...........................................................................  $    (746) $  (1,215)
                                                                                               ---------  ---------
                                                                                               ---------  ---------
Pro forma net loss per share.................................................................  $    (.23) $    (.39)
Weighted average shares outstanding..........................................................      3,306      3,121

   The accompanying notes are an integral part of these financial statements.

                          INVISION TECHNOLOGIES, INC.

                CONDENSED STATEMENTS OF CASH FLOWS -- UNAUDITED

                                 (IN THOUSANDS)

                                                                                               THREE MONTHS ENDED
                                                                                                   MARCH 31,
                                                                                              --------------------
                                                                                                1995       1996
                                                                                              ---------  ---------
Cash flows from operating activities:
  Net loss..................................................................................  $    (746) $  (1,215)
                                                                                              ---------  ---------
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation..............................................................................         52         79
  Amortization of bridge loan warrant.......................................................     --            949
  Compensation expense from stock options...................................................     --             99
  Changes in assets and liabilities:
    Accounts receivable.....................................................................       (908)      (592)
    Inventories.............................................................................       (460)       114
    Prepaid expenses........................................................................       (111)       (41)
    Other assets............................................................................     --           (268)
    Accounts payable........................................................................       (221)    (1,206)
    Accrued expenses........................................................................         50        199
    Deferred revenue........................................................................        828       (452)
                                                                                              ---------  ---------
        Net cash used in operating activities...............................................     (1,516)    (2,334)
Cash flows from investing activities:
  Acquisition of property and equipment.....................................................        (81)      (136)
                                                                                              ---------  ---------
        Net cash used in investing activities...............................................        (81)      (136)
                                                                                              ---------  ---------
Cash flows from financing activities:
  Proceeds from short-term debt.............................................................     --          1,000
  Proceeds from issuance of common stock....................................................          2         13
                                                                                              ---------  ---------
  Net cash provided by financing activities.................................................          2      1,013
                                                                                              ---------  ---------
        Net decrease in cash for the period.................................................     (1,595)    (1,457)
Cash at beginning of period.................................................................      2,241      1,927
                                                                                              ---------  ---------
Cash at end of period.......................................................................  $     646  $     470
                                                                                              ---------  ---------
                                                                                              ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                          INVISION TECHNOLOGIES, INC.
           CONDENSED STATEMENT OF STOCKHOLDERS' DEFICIT -- UNAUDITED
                                 (IN THOUSANDS)

                                         CONVERTIBLE
                                       PREFERRED STOCK        COMMON STOCK        ADDITIONAL      DEFERRED
                                     -------------------   -------------------     PAID-IN          STOCK       ACCUMULATED
                                      SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL      COMPENSATION      DEFICIT
                                     --------   --------   --------   --------   ------------   -------------   ------------
Balance at December 31, 1995.......    2,619    $ 12,212        62    $ --       $     1,885    $       (692)   $   (15,927)
Deferred stock compensation........                                                       29              71
Issuance of warrant................                                                      590
Exercise of common stock options...                             12                        13
Net loss...........................                                                                                  (1,215)
                                                                --
                                     --------   --------                  ---    ------------         ------    ------------
Balance at March 31, 1996..........    2,619    $ 12,212        74    $ --       $     2,517    $       (621)   $   (17,142)
                                                                --
                                                                --
                                     --------   --------                  ---    ------------         ------    ------------
                                     --------   --------                  ---    ------------         ------    ------------


                                        TOTAL
                                     STOCKHOLDERS'
                                       DEFICIT
                                     ------------
Balance at December 31, 1995.......  $    (2,522)
Deferred stock compensation........          100
Issuance of warrant................          590
Exercise of common stock options...           13
Net loss...........................       (1,215)

                                     ------------
Balance at March 31, 1996..........  $    (3,034)

                                     ------------
                                     ------------

                          INVISION TECHNOLOGIES, INC.

              NOTES TO CONDENSED FINANCIAL STATEMENTS -- UNAUDITED

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.  INTERIM UNAUDITED FINANCIAL INFORMATION
    The accompanying interim unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not contain all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the Company's financial position as of March 31, 1996 and December 31, 1995, the results of its operations for the three month periods ended March 31, 1996 and 1995, and its cash flows for the three month periods ended March 31, 1996 and 1995. These financial statements should be read in conjunction with the audited financial statements of the Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, including notes thereto, included herein.

    Operating results for the three month period ended March 31, 1996 may not necessarily be indicative of the results that may be expected for the year ended December 31, 1996 or any other future period.

2.  PRO FORMA NET LOSS PER SHARE
    The pro forma net loss per share is computed using the weighted average number of common stock and common stock equivalents. The number of common shares outstanding after giving retroactive effect to conversion of the convertible preferred stock to common shares which occurred upon consummation of the Company's initial public offering is included in per share amounts. Per share amounts also give retroactive effect to the 1-for-11 reverse split of all shares of capital stock. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common stock equivalents (including convertible preferred stock) issued at prices below the initial public offering price per share from January 1, 1995 to the effective date of the Company's initial public offering on April 23, 1996 have been included as outstanding for all periods presented using the treasury stock method and the initial public offering price per share. Historical net loss per share amounts have not been presented because such amounts are not deemed meaningful due to the significant changes in the Company's capital structure that occurred in connection with the initial public offering.

3.  INVENTORIES
    The components of inventory consist of the following (in thousands):

                                                    DECEMBER 31,    MARCH 31,
                                                        1995          1996
                                                    -------------  -----------
Raw materials.....................................    $   1,853     $   1,238
Work-in-process...................................          779         1,339
Finished goods....................................          781           722
                                                    -------------  -----------
                                                      $   3,413     $   3,299
                                                    -------------  -----------
                                                    -------------  -----------

4.  SHORT-TERM DEBT
    In December 1995, the Company entered into a $2,000,000 Bridge Loan Agreement ("agreement," or the "Bridge Loan") with a lender. Under the agreement, the Company had drawn $1,000,000 as of December 31, 1995. In February, 1996 the Company borrowed the remaining $1,000,000 available under the bridge loan. Principal outstanding under the agreement is secured by

                          INVISION TECHNOLOGIES, INC.

4.  SHORT-TERM DEBT (CONTINUED)
all assets of the Company. The Bridge Loan is due on the earlier of the closing of the IPO or June 28, 1996 and bears interest at 10% per annum. The Company is restricted from declaring dividends until the Bridge Loan is repaid.

    In connection with the Bridge Loan, the lender received a three-year warrant to purchase 31,818 and 227,272 shares of Common Stock at the IPO price and $8.80 per share, respectively. The aggregate fair value of the Bridge Loan warrant is $1,330,000. Such value represents a discount that is being amortized over the period that the Bridge Loan is outstanding.

5.  SUBSEQUENT EVENTS
    The Company's initial public offering of 900,000 shares of its common became effective April 23, 1996 at a price of $11.00 per share. The Company received gross proceeds of $9,900,000 upon closing on April 30, 1996.

    On May 23, 1996, the Company's managing underwriter, Donald and Co. Securities, Inc., under the terms of the over allotment option provided in the Company's initial public offering, completed the sale of an additional 135,000 shares of the Company's common stock, at $11.00 per share. The Company received gross proceeds of $1,485,000.

    In accordance with the terms of the Bridge Loan Agreement the entire $2,000,000 bridge loan balance was repaid from the gross proceeds of the Company's initial public offering.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................     3
Risk Factors..............................................................     6
Use of Proceeds...........................................................    14
Dividend Policy...........................................................    14
Selected Financial Data...................................................    15
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................    16
Business..................................................................    20
Management................................................................    31
Executive Compensation....................................................    34
Certain Transactions......................................................    38
Principal Stockholders and Selling Security Holders.......................    40
Description of Capital Stock..............................................    42
Shares Eligible for Future Sale...........................................    44
Qualified Small Business Stock............................................    46
Plan of Distribution......................................................    47
Legal Matters.............................................................    47
Experts...................................................................    47
Glossary of Technical Terms...............................................    48
Index to Financial Statements.............................................   F-1

                                 259,090 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               ------------------

                                   PROSPECTUS

                               ------------------

                                  JUNE 7, 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts are estimates except for the registration fee.

Registration fee...............................................  $ 1,161.44
Printing and engraving expenses................................   30,000.00
Legal fees and expenses........................................   20,000.00
Accounting fees and expenses...................................   30,000.00
                                                                 ----------
    Total......................................................  $81,161.44
                                                                 ----------
                                                                 ----------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws also provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent permitted by Delaware law.

    The Registrant's Amended and Restated Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since November 1992, the Registrant has sold and issued the following unregistered securities (adjusted to reflect the 1 for 11 reverse stock split effected in March 1996):

        (1) Since November 1992, the Company has granted stock options to purchase 734,038 shares of the Company's Common Stock at a weighted average exercise price of $1.63 per share to employees and directors pursuant to its 1991 stock option plan. Of these options, 139,349 have been canceled without being exercised, 75,748 have expired without being exercised, 57,592 have been exercised and 654,072 remain outstanding.

        (2) In April 1993, the Company issued 101,010 shares of Series C Preferred Stock to FI.M.A.I. at apurchase price of $19.80 per share or an aggregate purchase price of $2,000,000.

        (3) In January 1994 the Company issued 50,505 shares of Series C Preferred Stock to FI.M.A.I. in exchange for the cancellation by FI.M.A.I. of indebtedness totalling $1,000,000.

        (4) In June 1995, the Company issued 56,818 shares of Series D Preferred Stock to ElectroParts and 170,454 shares of Series D Preferred Stock to HARAX in exchange for the cancellation of exclusive manufacturing and distribution rights in Europe.

        (5) In June 1994, the Company issued 917,015 shares of Series D Preferred Stock to an aggregate of 11 investors at a purchase price of $3.74 per share or an aggregate purchase price of $3,429,636.

        (6) In May 1995, the Company issued 741,502 shares of Series D Preferred Stock to an aggregate of 10 investors at a purchase price of $3.74 per share or an aggregate purchase price of $2,773,217.

        (7) On October 13, 1994, the Company issued 3,818 shares of Series D Preferred Stock to Louis Turpen pursuant to a termination agreement with Mr. Turpen.

        (8) On November 11, 1994, the Company issued 5,455 shares of Series D Preferred Stock to Lucio Lanza pursuant to a termination agreement with Mr. Lanza.

        (9) On June 10, 1995 the Company issued 13,368 shares of Series D Preferred Stock to Dr. Sergio Magistri in exchange for the cancellation by Dr. Magistri of $50,000 in indebtedness.

       (10) In August 1995, the Company issued 33,636 shares of Series D Preferred Stock to ElectroParts Holding, S.A. at a purchase price of $3.74 per share or an aggregate purchase price of $125,800.

       (11) On December 28, 1995, the Company issued a warrant to Anaconda to purchase 145,454 shares of Common Stock, 113,636 of which are exercisable at a price of $8.80 per share and 31,818 of which are exercisable at the initial public offering price.

       (12) On December 29, 1995 the Company issued 90,909 shares of Series E Preferred Stock to Kay's Corporation at a price of $9.90 per share.

       (13) On February 16, 1996, the Company issued a warrant to Anaconda to purchase 113,636 shares of Common Stock at an exercise price of $8.80 per share.

    The sales and issuances of securities described in paragraph (1) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 of the Securities Act. The sales and issuances of securities described in paragraphs (2) through (13) above were made to "Accredited Investors" as such term is defined under Rule 501 of the Securities Act and were therefore deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and Rule 506 of the Securities Act.

    Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following is a list of exhibits filed as a part of this Registration
Statement:

 EXHIBIT
 NUMBER                         DESCRIPTION OF DOCUMENT
- -------------------------------------------------------------------------------
 3.1     Amended and Restated Certificate of Incorporation of the Registrant.
 3.2+    Bylaws of the Registrant.
 4.1     Reference is made to Exhibits 3.1 and 3.2.
 4.2+    Specimen Stock Certificate.
 4.3+    Representative's Warrants Agreement.
 5.1     Opinion of Cooley Godward Castro Huddleson & Tatum.
10.1+    Technology License Agreement, dated September 11, 1990, by and between the Registrant and Imatron, Inc.
10.2+    Stockholders Agreement for the Formation  of the Registrant, dated  as of August 13, 1990, between Imatron and FI.M.A.I and Amendment, dated as  of September  7, 1990, as  amended by  the Termination Agreement, dated as  of December  9,  1992 among  the Registrant,  FI.M.A.I  and
          Imatron.

 EXHIBIT
 NUMBER                         DESCRIPTION OF DOCUMENT
- -------------------------------------------------------------------------------
10.3+    Lease,  dated as of May 20, 1992,  as amended May 4, 1995, between the
          Registrant and BVY Group.
10.4+    Registrant's Equity Incentive Plan, dated March 9, 1996.
10.5+    Registrant's 1996 Employee Stock Purchase Plan, dated March 9, 1996.
10.6+    Promissory Note, dated October 15, 1992, by and between the Registrant and San Paolo Bank.
10.7+    Bridge Loan and Security Agreement, dated  as of December 28, 1995  by and between the Registrant and investors.
10.8+    Secured  Promissory Note, dated as of December 28, 1995 by and between the Registrant and Anaconda Partners, L.P.
10.9+    Warrant to  Purchase  Stock  pursuant to  the  Bridge  Loan  Financing
          Agreement,  dated  as  of  December  28,  1995,  by  and  between the
          Registrant and investors.
10.10+   Standby Financing Agreement, dated as of July 26, 1991, by and between the Company and FI.M.A.I.
10.11+   Series D Subscription  Agreement, dated  as of  May 19,  1995, by  and between the Registrant and investors.
10.12+   Series  E Preferred Stock Purchase Agreement, dated as of December 29,
          1995, by and between the Registrant and investors.
10.13+   Investor Rights  Agreement, dated  as  of December  29, 1995,  by  and between the Registrant and Kay's Corporation.
10.14+   Subcontract  Agreement  between  the  Registrant  and  Imatron Federal
          Systems, Inc. dated as of February 29, 1996.
23.1     Consent of Price Waterhouse LLP.
23.2     Consent of Cooley Godward Castro Huddleson & Tatum. Reference is  made to Exhibit 5.1.
24.1     Power of Attorney.
27.1     Financial Data Schedule.

- ------------------------
+Incorporated  by reference into this Registration Statement by the Registrant's
 Registration Statement No. 333-380 filed with the Commission on April 22, 1996.

    (b) Financial schedules are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution as previously disclosed in the registration statement or any material change to such information in the registration statement;"

       PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

        (3)  To remove from registration by  means of a post-effective amendment
    any  of  the  securities  being  registered  which  remain  unsold  at   the
    termination of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, County of San Mateo, State of California, on the 7th day of June 1996.

                                          INVISION TECHNOLOGIES, INC.

                                          By       /s/ DR. SERGIO MAGISTRI

                                             -----------------------------------
                                             Dr. Sergio Magistri
                                             PRESIDENT AND CHIEF EXECUTIVE
                                             OFFICER
                                             (PRINCIPAL EXECUTIVE OFFICER)

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                     SIGNATURE                                      TITLE                        DATE
- ----------------------------------------------------  ----------------------------------  ------------------

                   /s/ DR. SERGIO MAGISTRI
      ----------------------------------------        (Principal Executive Officer)       June 7, 1996
                Dr. Sergio Magistri

                    /s/ CURTIS P. DISIBIO*            (Principal Financial and
      ----------------------------------------         Accounting Officer)                June 7, 1996
                 Curtis P. DiSibio

                     /s/ DOUGLAS P. BOYD*
      ----------------------------------------        Director                            June 7, 1996
                  Douglas P. Boyd

                 /s/ DR. GIOVANNI LANZARA*
      ----------------------------------------        Director                            June 7, 1996
                Dr. Giovanni Lanzara

                       /s/ BRUNO TREZZA*
      ----------------------------------------        Director                            June 7, 1996
                    Bruno Trezza

*By: /s/ DR. SERGIO MAGISTRI
     ----------------------------------------                                             June 7, 1996
     Dr. Sergio Magistri, ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

 EXHIBIT                                                                                                  SEQUENTIAL
 NUMBER                                      DESCRIPTION OF DOCUMENT                                      PAGE NUMBER
- ---------  --------------------------------------------------------------------------------------------  -------------
 3.1       Amended and Restated Certificate of Incorporation of the Registrant.........................
 3.2+      Bylaws of the Registrant....................................................................
 4.1       Reference is made to Exhibits 3.1 and 3.2...................................................
 4.2+      Specimen Stock Certificate..................................................................
 4.3+      Representative's Warrants Agreement.........................................................
 5.1       Opinion of Cooley Godward Castro Huddleson & Tatum..........................................
10.1+      Technology  License Agreement, dated September  11, 1990, by and  between the Registrant and
            Imatron, Inc...............................................................................
10.2+      Stockholders Agreement for the  Formation of the  Registrant, dated as  of August 13,  1990, between  Imatron and FI.M.A.I and  Amendment, dated as of September  7, 1990, as amended by the Termination Agreement, dated as of December 9, 1992 among the Registrant, FI.M.A.I  and
            Imatron....................................................................................
10.3+      Lease,  dated as of  May 20, 1992,  as amended May  4, 1995, between  the Registrant and BVY
            Group......................................................................................
10.4+      Registrant's Equity Incentive Plan, dated March 9, 1996.....................................
10.5+      Registrant's 1996 Employee Stock Purchase Plan, dated March 9, 1996.........................
10.6+      Promissory Note, dated October 15, 1992, by and between the Registrant and San Paolo Bank...
10.7+      Bridge Loan  and Security  Agreement, dated  as  of December  28, 1995  by and  between  the
            Registrant and investors...................................................................
10.8+      Secured  Promissory Note, dated  as of December 28,  1995 by and  between the Registrant and
            Anaconda Partners, L.P.....................................................................
10.9+      Warrant to Purchase  Stock pursuant  to the  Bridge Loan  Financing Agreement,  dated as  of
            December 28, 1995, by and between the Registrant and investors.............................
10.10+     Standby  Financing Agreement,  dated as  of July 26,  1991, by  and between  the Company and
            FI.M.A.I...................................................................................
10.11+     Series D Subscription Agreement, dated as of May 19, 1995, by and between the Registrant and investors..................................................................................
10.12+     Series E Preferred Stock Purchase Agreement, dated  as of December 29, 1995, by and  between the Registrant and investors...............................................................
10.13+     Investor  Rights Agreement, dated as of December 29, 1995, by and between the Registrant and
            Kay's Corporation..........................................................................
10.14+     Subcontract Agreement between the Registrant and  Imatron Federal Systems, Inc. dated as  of
            February 29, 1996..........................................................................
23.1       Consent of Price Waterhouse LLP.............................................................
23.2       Consent of Cooley Godward Castro Huddleson & Tatum. Reference is made to Exhibit 5.1........
24.1       Power of Attorney...........................................................................
27.1       Financial Data Schedule.....................................................................

- ------------------------
+Incorporated  by reference into this Registration Statement by the Registrant's
 Registration Statement No. 333-380 filed with the Commission on April 22, 1996.